UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

FTE NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Nevada	81-0438093
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5495 Bryson Drive, Suite 423 Naples, Florida 34109
(Address of principal executive offices) (Zip Code)

1-877-878-8136
Registrant's telephone number, including area code

Securities registered or to be registered pursuant to Section 12(b) of the Act:

None	None
Title of each class to be so registered	Name of each exchange on which each class is to be registered

Securities registered or to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001 per share
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b- 2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☒

(Do not check if a smaller reporting company)

As of March 6, 2015, there were 39,987,080 shares of the registrant’s common stock outstanding.

FTE Networks, Inc.

EXPLANATORY NOTE

We are filing this General Form for Registration of Securities on Form 10 to register our common stock, par value $0.001 per share (the "Common Stock"), pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").   Once this registration statement is deemed effective, we will be subject to the requirements of Regulation 13 (a) of the Exchange Act, which will require us to file, in part, annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

Unless otherwise noted, references in this registration statement to "FTE," the "Company," "we," "our" or "us" means FTE Networks, Inc. and its subsidiaries.

FORWARD LOOKING STATEMENTS

Some of the statements in this Registration Statement may be “forward-looking statements.” Forward-looking statements are not historical facts but include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.

Forward-looking statements can be identified by the use of terminology such as "estimates," "projects," "plans," "believes," "expects," "anticipates," "intends," or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements which are contained in this Registration Statement because they reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include, without limitation:

•	Our ability to continue as a going concern;

•	Our ability to attract and retain key personnel and temporary workers;

•	Our ability to collect account receivables;

•	Our ability to manage the growth of our operations and effectively integrate acquisitions;

•	Our ability to retain our key customers and market share;

•	Our ability to compete for suitable merger prospects;

•	Our ability to successfully integrate future acquisitions;

•	Our ability to satisfy our service level agreements;

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•	Our ability to effectively manage our backlog;

•	The impact of legislative actions and significant regulations on our business;

•	Our ability to adapt to swift changes in the telecommunications industry;

•	The effectiveness of our physical infrastructure and services;

•	Fluctuations in general economic conditions;

•	Our ability to comply with regulations;

•	The effects of any employment related or other claims against our business;

•	Our ability to maintain workers’ compensation insurance coverage at commercially reasonable terms; and

•	Our ability to raise capital when needed and on acceptable terms and conditions.

All written and oral forward-looking statements made in connection with this Registration Statement that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Any forward looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this Registration Statement. Given the uncertainties that surround such statements, you are cautioned not to place undue reliance on such forward-looking statements.

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ITEM 1. BUSINESS OVERVIEW

FTE Networks, Inc., and subsidiaries, is a provider of international and regional telecommunications and technology systems and infrastructure services. FTE also offers managed information technology, telecommunications services, subscriber based services and staffing solutions through its wholly-owned subsidiaries:

•	FTE Network Services, Inc., specializes in the design, engineering, installation, and maintenance of all forms of telecommunications infrastructure. Services including engineering consulting, design, installation, maintenance, and emergency response in various categories including cabling, equipment installation and configuration, rack and stack, wiring build-outs, infrastructure build-outs, DC power installation, OSP/ISP fiber placement, fiber cable splicing and testing.

•	FTE Wireless Service, LLC, offers wireless solutions to major wireless carriers including equipment installation, fiber backhaul, antennae installation and testing, small cell solutions, fiber-to-site and other turnkey solutions as needed by such clients.

•	FVP Worx is a multifaceted employment firm offering full service staffing solutions, specializing in the telecommunications, technology and construction services industries.

CORPORATE HISTORY

Prior to Beacon Merger

Beacon Enterprise Solutions Group

Beacon Enterprise Solutions Group, Inc. (“Beacon”) was incorporated in the state of Nevada on December 30, 2007. Beacon was formed for the purpose of acquiring and consolidating regional telecommunications businesses and service platforms into an integrated, national provider of high quality voice, data and VOIP communications to small and medium-sized business enterprises (the “SME Market”). On September 5, 2012 Beacon sold its operating assets to MDT Labor, LLC (“MDT”) in exchange for MDT’s assumption of certain liabilities and the potential for earn-out payments from MDT. Beacon ceased its business operations, in order to meet its financial obligations and avoid bankruptcy, but maintained its public company “shell” status.

Focus Venture Partners, Inc.

Focus Venture Partners (“Focus”) was incorporated in the state of Nevada on March 26, 2012 as a holding company operating in the telecommunications industry managing and developing its wholly owned subsidiaries, which were focused on the development of telecommunications networks, acting as a service and support provider, as well as providing temporary and part-time staffing solutions.

Through Optos Capital Partners, LLC, a Delaware limited liability company (“Optos”), its wholly owned subsidiary, Focus operated the following wholly owned entities:

•	Focus Fiber Solutions, LLC, a Delaware limited liability company (“Focus Fiber”), which specialized in the design, engineering, installation, and maintenance of a telecommunications infrastructure network.

•	JusCom, Inc., an Indiana corporation (“JusCom”), which was a telecommunication service provider providing various services including engineering consulting, design, installation and emergency response in various categories including cable rack/wiring buildouts, infrastructure buildouts, DC power installation, fiber cable splicing and security camera installation. JusCom also operated as a temporary and permanent staffing agency specializing in the telecommunications market.

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Beacon Merger

On May 10, 2013, Beacon and Beacon Acquisition Sub, Inc. a Nevada corporation and a wholly owned subsidiary of Beacon (the “Merger Sub”) entered into a merger agreement with Focus (the “Merger Agreement”). Pursuant to the Merger Agreement, the Merger Sub merged with and into Focus, with Focus continuing as the surviving corporation, with the result that Focus became a subsidiary of Beacon (the “Beacon Merger”). The closing of the merger took place on June 19, 2013.

For accounting purposes, the Beacon Merger has been treated as an acquisition of Beacon, and a recapitalization of Focus Venture Partners. The historical consolidated financial statements prior to June 19, 2013 are those of Focus Venture Partners. In connection with the Beacon Merger, Focus Venture Partners has restated its statements of stockholders’ deficiency and on a recapitalization basis so that all equity accounts are presented as if the recapitalization had occurred as of the beginning of the earliest period presented.

In connection with the Beacon Merger, the Board of Directors authorized the designation of a new series of preferred stock, the Beacon Series D Shares, out of its available “blank check preferred stock” and authorized the issuance of up to 2,000,000 Beacon Series D Shares. We filed a Certificate of Designation with the Secretary of State of the State of Nevada on June 17, 2013. Under the Certificate of Designation, each Beacon Series D Share has various rights, privileges and preferences, including: (i) a stated value of $4.00 per share; (ii) mandatory conversion into 20 shares of Common Stock (subject to adjustments) upon the filing of the amendment to our Articles of Incorporation after incorporating the 1 for 20 reverse stock split of the outstanding shares of common stock required by the Merger Agreement; and (iii) a liquidation preference in the amount of the stated value.

In connection with the Beacon Merger the Board of Directors authorized the designation of a new series of preferred stock, the Beacon Series E Shares, out of its available “blank check preferred stock” and authorized the issuance of up to 1,000,000 Beacon Series E Shares. We filed a Certificate of Designation with the Secretary of State of the State of Nevada on June 17, 2013. Under the Certificate of Designation, each Beacon Series E Share has various rights, privileges and preferences, including (i) a liquidation value of $1.00 per share (subject to adjustments); (ii) mandatory redemption of 10,000 shares per month at the liquidation value; and (iii) conversion at the option of the Company of all outstanding Beacon Series E Shares at a price equal to half the liquidation value after 48 mandatory redemption payments have been made.

Pursuant to the terms of the Merger Agreement: (i) shares of Series B Preferred Stock of Focus, par value $0.0001 per share (the “Focus Preferred B Shares”) and common stock of Focus, par value $0.0001 per share (the “Focus Common Stock”) were converted into the right to receive an aggregate of 1,250,011 shares of Beacon Series D Preferred Shares, par value $0.01 per share); (ii) all shares of Series A Preferred Stock of Focus, par value $0.0001 per share, were converted into the right to receive an aggregate number of 1,000,000 shares of Beacon Series E shares, par value $0.01 per share, (iii) all shares of capital stock of Merger Sub were converted into one share of Focus Common Stock. Each Beacon Series D and Beacon Series E share is entitled to vote alongside the common stockholders and has 20 and 1 vote(s) each, respectively. The Beacon Series E shares were subject to redemption and were recorded as a liability, but the shares were returned to the Company and derecognized on September 30, 2013. The Beacon Merger represented a change of control of Beacon and Focus management became responsible for the consolidated entity.

The consideration issued in the Merger was determined as a result of arm’s length negotiations between the parties.

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Changes Resulting from the Merger

Our mission is to expand the operations of Jus-Com Inc. dba FTE Network Services as our primary line of business. Jus-Com is headquartered in Naples, Florida specializing in the design, engineering, installation, construction and maintenance of telecommunications and technology networks and infrastructure.

Following the Beacon Merger, on March 13, 2014, Beacon changed its name to “FTE Networks, Inc.” (“FTE” or the “Company”). JusCom was consolidated under the name FTE Network Services (“FTE Network Services”) – a turn-key infrastructure services company. Focus Venture Partners changed its name to FVP Worx, Inc., offering full service staffing solutions. Optos Capital Partners remains as a non-operating shell held for the purpose of future diversification opportunities. The following graphic depicts our organization following the Beacon Merger and the organizational changes described above:

Assignment & Purchase Agreement

On June 19, 2013, Focus and 5G Investments, LLC (“5G”) entered into a securities purchase agreement (the “Purchase Agreement”) that provided for the purchase by 5G of up to $3,500,000 of shares of Focus Preferred B Shares. On June 19, 2013, 5G purchased 30,000 Focus Preferred B Shares at a price of $50.00 per share, for an aggregate purchase price of approximately $1,500,000. On June 19, 2013, FTE, 5G and Focus executed an Assignment and Consent to Assignment Agreement (the “Assignment”) which provided for the assignment of the Purchase Agreement by Focus to FTE. As a result, 5G may purchase up to an additional $2,000,000 of our securities into which the Focus Preferred B Shares were converted in the Merger, i.e., the Beacon Series D Shares, for a total of up to $5,500,000.

Collateral and Guarantee

On June 19, 2013, as a condition to the effectiveness of the Merger, Beacon, the legal acquirer, guaranteed the outstanding indebtedness owed by the subsidiaries of Focus, the accounting acquirer, under a credit agreement involving Atalaya Administrative LLC, as Administrative Agent (“Atalaya”) by entering into an Amended and Restated Guarantee and Collateral Agreement (the “Guarantee Agreement”) by and among FTE, Focus, Optos, JusCom, Inc., Focus Fiber Solutions, LLC, Focus Wireless LLC and Atalaya. Pursuant to the Guarantee Agreement, we granted a security interest in all of our assets to Atalaya to secure its guaranty. Pursuant to the Guarantee Agreement, Atalaya agreed not to exercise any of its remedies against us until October 31, 2013.

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On October 11, 2013, Atalaya sold and assigned the credit facility to an independent third party (“the Assignee”). On December 31, 2013, we entered into a settlement agreement with the Assignee, whereby we and the Assignee agreed to settle the remaining debt under the credit agreement for $250,000. As a result of this settlement, we recognized a gain on forgiveness of debt of $2,748,158 during the year ended September 30, 2014.

Ferguson Agreement

On June 19, 2013, FTE, Focus and Christopher Ferguson (“Ferguson”) entered into an agreement (the “Ferguson Agreement”) pursuant to which Focus agreed to exercise its commercially reasonable efforts to cause the permanent removal and release of Ferguson and certain related parties from certain personal guarantees executed by him for indebtedness of Focus (the “Released Obligations”), including, but not limited to, promissory notes, credit cards, credit facilities, equipment leases, capital leases, bonds, licenses, permits and insurance policies. In addition, Focus agreed to hold harmless and indemnify Ferguson against certain expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with certain claims or proceedings arising out of or related to the Released Obligations. All obligations were subsequently paid in full, removing any exposure to the Company.

Expansion of Board of Directors; Management

In connection with the Merger, on June 19, 2013, all of the members of Beacon’s board of directors (the “Board”) except for Bruce Widener resigned and we appointed Richard Coyle to our Board. Richard Coyle and Bruce Widener resigned as a members of the Board effective July 28, 2013 and December 11, 2013, respectively.

Effective December 11, 2013, the Board appointed Theresa Carlise as Chief Financial Officer, Secretary, Treasurer and a member of the Board. On January 7, 2014, the Board appointed Michael Palleschi to the position of Chief Executive Officer, Chief Operating Officer and Director, and elected Michael Palleschi to our Board. On May 14, 2014, the Board of Directors accepted the amicable resignation of Theresa Carlise as Chief Financial Officer, Treasurer and Secretary and Member of the Board. Ms. Carlise remained with us under the terms of her existing employment contract as a Financial Advisor until February 28, 2015.  On June 2, 2014, the Board appointed David Lethem to the position of Chief Financial Officer. On June 2, 2014, the Board unanimously voted to elect Mr. John Klumpp to serve as a director, and on October 6, 2014, Mr. Klumpp was also appointed Chief Strategy Officer. The Board further elected and made the following appointments:

•	On December 12, 2014, John Wood was appointed Chief Operating Officer of FTE Networks.

•	On January 7, 2015, Carlie Ancor was appointed Chief Marketing Officer.

All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers are elected annually by the board of directors and serve at the discretion of the Board.

TELECOMMUNICATIONS INFRASTRUCTURE SERVICES INDUSTRY

FTE Network Services provides comprehensive telecommunications solutions to Fortune 500 customers in the wireline and wireless telecommunications industry. Services performed by FTE include the design, engineering, installation, repair and maintenance of fiber optic, copper and coaxial cable networks used for video, data and voice transmission. In the wireless space, FTE provides engineering, design, installation and upgrade of wireless communications networks, including infrastructure, antennas, switching systems, and backhaul links from wireless systems to voice, data and video networks. FTE also provides emergency restoration services, including the repair of telecommunications infrastructure damaged by inclement weather. We also provide premise wiring where we install, repair, and maintain the telecommunications structure within improved structures.

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FTE Network’s success in these technology spaces is the result of experienced management and leadership, purchasing relationships and logistics, project planning, project management disciplines, training, quality control and top down commitment to customer satisfaction.

We believe that certain provisions of the American Recovery and Reinvestment Act of 2009 (“ARRA”) will continue to create additional demand for our services into 2015 and beyond. Specifically, the ARRA includes federal stimulus funding for the deployment of broadband services to underserved areas that lack sufficient bandwidth to adequately support economic development. We also expect many customers who received stimulus funds to continue to expand their networks even though stimulus funding may no longer be available.

The combination of a growing North American wireless subscriber base, greater use of wireless data for consumer and enterprise applications and services, and the development of innovative consumer wireless data products has led to a significant increase in the amount of wireless data traffic on wireless networks. As a result, the traditional backhaul infrastructure that has historically linked wireless cell sites to broader voice, data and video networks is reaching capacity. To handle current and future wireless data traffic demands and to improve wireless network quality and reliability, wireless carriers are implementing plans to replace their legacy backhaul networks based on T1 lines and circuit switching applications with fiber optic networks, typically referred to as “fiber to the cell site” initiatives. We believe these initiatives will continue several more years before the backhaul system upgrade is completed, resulting in additional opportunities to assist our wireless customers in their fiber to the cell site initiatives.

We anticipate increased long-term opportunities arising from plans by a number of wireless companies to deploy and implement 4G and LTE (Long Term Evolution) and XLTE (Extended Long Term Evolution) technology and networks throughout North America. These technologies are being deployed in the United States using a new spectrum, which effectively requires an entirely new network to be built. As a result, we expect significant capital expenditures will be made over a relatively long period of time as wireless carriers build out their 4G and LTE networks and then augment and optimize their networks for reliability and network quality. We believe wireless carriers are in the very early stages of their 4G and LTE network deployment plans.

Fiber to the X (“FTTx”) comprises the many variants of fiber optic access infrastructure. These include fiber to the home (“FTTH”), fiber to the premise (“FTTP”), fiber to the building (“FTTB”), fiber to the node (“FTTN”), and fiber to the curb or cabinet (“FTTC”). GIA announces the release of a comprehensive global report on Fiber Optic Components market. Global market for Fiber Optic Components is projected to reach US$42 billion by the year 2017. Growth will be driven by the continuously growing demand for bandwidth and the ensuing need for fiber-based broadband, robust growth in mobile internet, and stronger FTTx related deployments.

Outside Plant Operations

Outside Plant Operations (OSP) includes all forms and methods of connecting the nation’s telecommunications infrastructure. Historically this work has been with copper and then coax. Today, it is predominately aerial and buried fiber. FTE builds outside plant for large corporate customers, government entities and private investors.

FTE Network Services has scaled to approximately 200+ concurrent crews in multiple geographies representing multiple customers and multiple projects. FTE Networks success is based on several factors:

•	Staff construction experience in these markets over many years in the past provides an understanding of the challenges in most every market with respect to local regulations to diverse soil types and rock formations.

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•	FTE has a network of seasoned Project Managers and Construction Managers that it leverages in all markets on all projects.

•	FTE uses a blend of self-perform and sub-contract that maintains internal quality standards and allows the company to expand operation rapidly and likewise downsize at completion preserving company profitability.

•	FTE creates a local presence for all projects with local office and warehouse space to run and manage the project and handle materials logistics respectively.

•	FTE has relationships with major national suppliers for everything from heavy equipment to custom order fiber optic cable.

•	All contract outside plant (“OSP”) operations are fulfilled with a combination of our fleet of aerial trucks, underground plows, directional drills, fiber placement crews, and fiber splicers.

•	All equipment used on OSP projects is mobile, with dedicated logistics to service these projects as demands change. FTE Network Services can meet any scheduling requirement and accommodate changing demands by calling on its extensive network of strategic partners.

•	Finally, FTE itself has a broad base of experienced operators and installers dedicated to each project, and we are committed to providing the necessary personnel and equipment to meet the demands of every engagement.

Inside Plant Operations

Inside Plant Operations (ISP) are services provided to major telecommunications services providers in their switching and processing facilities. The scope of services includes the following:

•	Cable rack / wiring build-outs
•	Infrastructure build-outs
•	DC power installation
•	Battery installation / maintenance
•	Uninterrupted power source (“UPS”) installation
•	Power distribution unit (“PDU”) installation
•	Fiber cable splicing
•	Structured cable installation
•	All low-voltage cable installation
•	Provisioning, test, turn-up of FTTP, FTTN, FTTH, FTTx.
•	Security camera installation
•	AC circuits & conduit builds

Each major telecommunications client has their own build and quality standards. FTE trains its technicians in each specific protocol and has quality standards that it maintains on each and every project. FTE has the capability to engineer, build, turn up, test and manage every component in a client’s facility. The facilities that we work in performing ISP work are secure, highly available and mission critical to the countries telecommunications infrastructure. The client facilities that FTE works inside of touches everything from Wall Street trading floors to the video, telephone and data services used every day by the typical family and individual. This critical infrastructure connects corporate land based services, mobile data services, on-demand video, TV and cable broadcast, internet, public networks, private networks and telephone. The quality of the work product from engineering to construction in this work is critical.

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Our clients engage us with confidence as is shown by our solid, standing relationships and repeat business opportunities that have been tested and forged over time.

Project Estimating and Feasibility Studies

Our subsidiaries share an estimating department that provides all cost needs, both internal and external, as a value-added service to telecommunications clients. For extremely difficult builds, we use a “boots on the ground” approach, ready with someone to look at the project up close, typically within 24 hours. For the bid process, the following steps are followed:

•	A request for a proposal, or a request for information is received from a prospective customer: typically a data file is provided with a general route, cell tower locations, laterals, rings, etc.

•	Using Google Earth, we provide a solution based on aerial and underground construction options, utilizing the U.S. geological studies for ground conditions and “street view” programs to analyze the conditions. Additional services are often used, including: MS Streets & Trips, MapInfo, Bing Maps, Delorme, and a national database of GIS maps. At the same time, we reach out to vendors and suppliers to start assessing rough costs for materials and labor.

•	We specialize in complex projects with a large geographical footprint and multiple customer drop points. This goal is met by importing the customer drop points (i.e., latitude and longitude) into whichever software program the customer has specified as the deliverable. Then, using the aforementioned methods, we identify the best installation path and verify whether the most cost-effective method of installation will be aerial, underground, or existing conduit paths. This conclusion is portrayed on the deliverable software, and the different methods of construction are clearly defined by specific colors on the reports.

•	The project is broken into segments with independent budgets for each segment, allowing the customer to identify the fiber size based upon end-use requirements. This all flows into a master project budget, giving the customer a snapshot that will allow them to make changes to the individual segments at their discretion based upon the budgetary information provided.

•	The nationwide network of project managers is utilized to analyze the geography of each part of the project and provide feedback on critical portions of the proposed build.

•	This all culminates into finished proposals – ones that we believe accurately represent the ideal and most cost-effective approach to the build process. Due to the process we have solidified in our estimating department, bringing in and training additional support staff typically takes less than 2 weeks.

Customer relationships

Our current customers include, in part, multiple Fortune 500 telecommunications and technology providers and integrators. We also provide telecommunications engineering, construction, installation and maintenance services to a number of cable television multiple system operators. Premise wiring services are provided to various corporations and state and local governments.

Our customer base is highly concentrated. As of December 31, 2014, the Company’s two largest customers, Customer C and Customer A, represented 45% and 32% of accounts receivable, respectively. As of September 30, 2014 our two largest customers represented 41% and 18% of accounts receivable, for Customer A and Customer B respectively. As of September 30, 2013 our two largest customers represented 49% and 13% of accounts receivable, for Customer A and Customer C, respectively. We believe that a substantial portion of our total revenues and operating income will continue to be derived from a concentrated group of customers.

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Revenue may significantly decline if the Company were to lose one or more of its significant customers. For the year ended September 30, 2014, Company’s largest customer, Customer A, represented approximately 73% of revenues. For the year ended September 30, 2013, the Company’s two largest customers (Customer B and Customer A) represented approximately 64% and 25% of revenues, respectively. For the three months ended December 31, 2014, Company’s largest customer, Customer C, represented approximately 89% of revenues. For the three months ended December 31, 2013, Company’s two largest customers, Customer A and Customer B, represented approximately 60% and 17% of revenues, respectively.

Competition

The markets in which we operate are highly competitive. We compete with other contractors in most of the geographic markets in which we operate, and several of our competitors are large companies that have significant financial, technical and marketing resources. In addition, there are relatively few barriers to entry into some of the industries in which we operate and, as a result, any organization that has adequate financial resources and access to technical expertise may become a competitor. A significant portion of our revenues is currently derived from unit price or fixed price agreements, and price is often an important factor in the award of such agreements. Accordingly, we could be underbid by our competitors in an effort by them to procure such business. Economic conditions have increased the impacts of competitive pricing in certain of the markets that we serve. We believe that customers consider other factors in choosing a service provider, including technical expertise and experience, financial and operational resources, nationwide presence, industry reputation and dependability, which we expect to benefit larger contractors such as us. In addition, competition may lessen as industry resources, such as labor supplies, approach capacity. There can be no assurance, however, that our competitors will not develop the expertise, experience and resources to provide services that are superior in both price and quality to our services, or that we will be able to maintain or enhance our competitive position. We also face competition from the in-house service organizations of our existing or prospective customers, including telecommunications and engineering companies, which employ personnel who perform some of the same types of services as those provided by us. Although a significant portion of these services is currently outsourced by many of our customers, there can be no assurance that our existing or prospective customers will continue to outsource services in the future.

Regulation

Our operations are subject to various federal, state, local and international laws and regulations including:

•	licensing, permitting and inspection requirements applicable to contractors, electricians and engineers;

•	regulations relating to worker safety and environmental protection;

•	permitting and inspection requirements applicable to construction projects;

•	wage and hour regulations;

•	regulations relating to transportation of equipment and materials, including licensing and permitting requirements; and

•	building and electrical codes.

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We believe that we have all the licenses required to conduct our operations and that we are in substantial compliance with applicable regulatory requirements. Our failure to comply with applicable regulations could result in substantial fines or revocation of our operating licenses, as well as give rise to termination or cancellation rights under our contracts or disqualify us from future bidding opportunities.

Safety and Risk Management

We are committed to ensuring that our employees perform their work safely and we regularly communicate with our employees to reinforce that commitment and instill safe work habits. We review accidents and claims for our operations, examine trends and implement changes in procedures to address safety issues. Claims arising in our business generally include workers’ compensation claims, various general liability and damage claims, and claims related to vehicle accidents, including personal injury and property damage. We insure against the risk of loss arising from our operations up to certain deductible limits in substantially all of the states in which we operate. In addition, we retain risk of loss, up to certain limits, under our employee group health plan.

We carefully monitor claims and actively participate with our insurers in determining claims estimates and adjustments. The estimated costs of claims are accrued as liabilities, including estimates for claims incurred but not reported. Due to fluctuations in our loss experience from year to year, insurance accruals have varied and can affect the consistency of operating margins. If we experience insurance claims in excess of our umbrella coverage limit, our business could be materially and adversely affected.

Seasonality

Our revenues are affected by seasonality as a significant portion of the work we perform is outdoors. Consequently, our operations are impacted by extended periods of inclement weather. Generally, inclement weather is more likely to occur during the winter season which falls during our first and fourth fiscal quarters. Also, a disproportionate percentage of total paid holidays fall within our second quarter, which decreases the number of available workdays. Additionally, our customer premise equipment installation activities for cable providers historically decrease around calendar year-end holidays as their customers generally require less activity during this period. As a result, we may experience reduced revenue in the second or third quarters of our fiscal years.

Environmental Matters

A significant portion of our work is performed underground. As a result, we are potentially subject to material liabilities related to encountering underground objects which may cause the release of hazardous materials or substances. Additionally, the environmental laws and regulations which relate to our business include those regarding the removal and remediation of hazardous substances and waste. These laws and regulations can impose significant fines and criminal sanctions for violations. Costs associated with the discharge of hazardous materials or substances may include cleanup costs and related damages or liabilities. These costs could be significant and could adversely affect our results of operations and cash flows.

STAFFING INDUSTRY

Effective May 8, 2014, we operate a temporary and permanent staffing agency providing full service human capital solutions specializing in telecommunications, construction, engineering and technology through our wholly owned subsidiary, FVP Worx. FVP Worx is growing its leadership position in the staffing industry serving a base of clients ranging from the Fortune 500 to medium-sized businesses and entrepreneurial start-ups. FVP Worx provides direct staffing, interim staffing, consulting services and outsourcing services. Through key service offerings in IT consulting and staff augmentation, we deliver measureable results that drive positive financial outcomes. We focus on strong ROI and technology solutions, which are vital in today’s hyper competitive environment.

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We offer complete staff augmentation services including temporary, temporary-to-hire, and fulltime permanent placement. Our services include all of the following:

•	Payroll

•	Insurance

•	Benefits plans

•	Candidate recruiting and selection

•	Developing expertise with leading-edge technologies

•	Supplying per-diem staff on an as-needed basis

•	Training staff on client-specific processes

The temporary staffing industry evolved out of the need for a flexible workforce to minimize the cost and effort of hiring and administering permanent employees in order to rapidly respond to changes in business conditions and to temporarily replace absent employees. Competitive pressures have forced businesses to focus on reducing costs, including converting fixed or permanent labor costs to variable or flexible costs. The temporary staffing industry includes a number of markets focusing on business needs that vary widely in duration of assignment and level of technical specialization. We operate within the telecommunications staffing market of the temporary staffing industry.

Temporary staffing companies act as intermediaries in matching available temporary workers to employer assignments. Staffing companies compete both to recruit and retain a supply of temporary workers and to attract and retain customers to employ these workers. An important aspect in the selection of temporary workers for an assignment is the ability to identify the skills, knowledge, abilities of a temporary worker and match their competencies or capabilities to an employer’s requirements. Methods used to sell temporary staffing services to customers vary depending on the customer’s need for temporary staffing services, the local labor supply, the length of assignment, the number of workers and skills required. We are a businesstobusiness sales provider. Our sales process takes place at the customer’s location. Success is often based on the experience and skill of the sales person and the strength of relationship with the customer. Retention of customers, exclusive of economic conditions, is dependent on the strength of our relationship with the customer, the skill, quality and tenure of temporary workers, and customer service skills.

The temporary staffing industry is large and highly fragmented with many competing companies. No single company has a dominant share of the temporary staffing industry. Customer demand for temporary staffing services is dependent on the overall strength of the labor market and trends toward greater workforce flexibility.

The staffing industry is cyclical based on overall economic conditions. Historically, in periods of economic growth, the number of companies providing temporary staffing services has increased due to low barriers to entry and during recessionary periods the number of companies has decreased through consolidation, bankruptcies, or other events. The temporary staffing industry experienced increased volatility during the most recent recession in comparison with past economic cycles. This is largely due to the severity of the recession which resulted in a dramatic drop in the use of temporary staffing as companies aggressively reduced the size of their workforce. However, in the post recessionary environment, the temporary staffing industry is experiencing increased demand in relation to total job growth as customers have placed a greater priority on maintaining a more flexible workforce.

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Customers

Our customer mix consists primarily of small and medium sized businesses. We also serve larger national customers. Our full range of temporary staffing services enables us to meet all of the staffing needs of our customers.

Competition

We compete in the temporary staffing industry by offering a full range of staffing services. The temporary staffing industry is large and fragmented, comprised of thousands of companies employing millions of people and generating billions of dollars in annual revenues.

We experience competition in attracting customers as well as qualified employment candidates. The staffing business is highly competitive with limited barriers to entry, with a number of firms offering services similar to those provided by us on a national, regional, or local basis. We compete with several multinational full-service and specialized temporary staffing companies, as well as a multitude of local companies. In most geographic areas, no single company has a dominant share of the market. The majority of temporary staffing companies serving the staffing market are locally owned businesses. In many areas the local companies are the strongest competitors, largely due to their longevity in the market and the strength of their customer relationships.

Competitive forces have historically limited our ability to raise our prices to immediately and fully offset increased costs of doing business; some of which include increased temporary worker wages, costs for workers’ compensation, and unemployment insurance.

The most significant competitive factors in the staffing business are price, ability to promptly fill customer orders, success in meeting customers’ quality expectations of temporary workers, and appropriately addressing customer service issues. We believe we derive a competitive advantage from our service history and commitment to the temporary employment market and our specialized approach in serving the industries of our customers. Also, we believe that our national presence and proprietary systems and programs including worker safety, risk management, and legal and regulatory compliance are key differentiators from many of our competitors.

Segment Reporting

We operate in the telecommunications infrastructure services industry and, effective May 8, 2014, entered the staffing industry. Our staffing business is in the development stage and only generated negligible revenues and expenses through December 31, 2014. Consequently, we have concluded that the staffing business hasn’t risen to the level where it qualified as a separate segment. When, and if, the staffing business qualifies as a separate segment, we will commence segment reporting in accordance with US GAAP.

EMPLOYEES

As of March 6, 2015, we, together with our subsidiaries, employ 226 full-time employees. None of our employees are represented by local collective bargaining units. The number of our employees varies according to the level of our work in progress. We maintain a nucleus of technical and managerial personnel to supervise all projects and add employees as needed to complete specific projects.

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ACQUISITION STRATEGY

With respect to its acquisition strategy, FTE intends to pursue a clearly defined telecommunications niche but may, in its discretion, pursue acquisitions outside of this niche although this will not be our focus. We selectively pursue acquisitions when we believe doing so is operationally and financially beneficial to our existing operations, although we do not rely solely on acquisitions for growth. In particular, we may pursue those acquisitions that we believe will provide us with incremental revenue and geographic diversification while complementing our existing operations. We generally target companies for acquisition that have defensible leadership positions in their market niches, EBITDA positive which meets or exceeds industry averages, proven operating histories, sound management, and certain clearly identifiable cost synergies.

ITEM 1A. RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this Registration Statement, before making an investment decision, and you should only consider an investment in our common stock if you can afford to sustain the loss of your entire investment. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Corporate Risks

The Company may not be able to continue as a going concern.

Our audited consolidated financial statements for the fiscal years ended September 30, 2014 and 2013 were prepared on a going concern basis in accordance with United States Generally Accepted Accounting Principles (USGAAP). We have a working capital deficiency of $11,403,200. Negative net operating cash flows of $2.1 million and $6.2 million for the twelve months ended September 30, 2014 and 2013, respectively, raise substantial doubt about our ability to continue as a going concern. This may hinder our future ability to obtain financing, or may force us to obtain financing on less favorable terms than would otherwise be available

We depend upon key personnel and need additional personnel.

Our success depends on the continuing services of the executive team. Additionally, the success of our operations will largely depend upon our ability to successfully attract and maintain competent and qualified key management personnel. As with any company with limited resources, there can be no guaranty that we will be able to attract such individuals or that the presence of such individuals will necessarily translate into profitability for us. Our inability to attract and retain key personnel may materially and adversely affect our business operations.

Risks Associated with the Telecommunications Industry

We possess a significant amount of accounts receivable and if we are unable to collect account receivables in a timely manner or at all our cash flow and profitability will be negative impacted, which such risk is heighted during unstable economic periods.

We extend credit to our customers as a result of performing work under contract prior to billing our customers for that work. These customers include telephone companies, cable television multiple system operators and others. We had accounts receivable of approximately $ 2.0 million at September 30, 2014 and $0.9 million at September 30, 2013. We periodically assess the credit risk of our customers and continuously monitor the timeliness of payments. Slowdowns in the industries we serve may impair the financial condition of one or more of our customers and hinder their ability to pay us on a timely basis or at all. Further bankruptcies or financial difficulties within the telecommunications sector could hinder the ability of our customers to pay us on a timely basis or at all, reducing our cash flows and adversely impacting our liquidity and profitability. Additionally, we could incur losses in excess of current bad debt allowances. The company recognized approximately $0.3 million and $0.2 million in bad debt expense in the years ended September 30, 2014 and 2013 respectively.

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We must effectively manage the growth of our operations and effectively integrate acquisitions, or our company will suffer.

To manage our growth and effectively integrate acquisitions, we believe we must continue to implement and improve our operations. We may not have adequately evaluated the costs and risks associated with this expansion, and our systems, procedures, and controls may not be adequate to support our operations. In addition, our management may not be able to achieve the rapid execution necessary to successfully offer our products and services and implement our business plan on a profitable basis. The success of our future operating activities will also depend upon our ability to expand our support system to meet the demands of our growing business. Any failure by our management to effectively anticipate, implement, and manage changes required to sustain our growth would have a material adverse effect on our business, financial condition, and results of operations.

We derive a significant portion of our revenues from a limited number of customers, and the loss of one or more of these customers could adversely impact our revenues and profitability.

Our customer base is highly concentrated. As of December 31, 2014, the Company’s two largest customers, Customer C and Customer A, represented 45% and 32% of accounts receivable, respectively. As of September 30, 2014 our two largest customers represented 41% and 18% of accounts receivable, for Customer A and Customer B, respectively. As of September 30, 2013 our two largest customers represented 49% and 15% of accounts receivable, for Customer A and Customer C, respectively. For the year ended September 30, 2014, the Company’s largest customer, Customer A, represented approximately 73% of revenues. For the year ended September 30, 2013, our two largest customers (Customer B and Customer A) represented approximately 64% and 25% of revenues, respectively. For the three months ended December 31, 2014, Company’s largest customer, Customer C, represented approximately 89% of revenues. For the three months ended December 31, 2013, Company’s two largest customers, Customer A and Customer B, represented approximately 60% and 17% of revenues, respectively.

Our revenue may significantly decline if we were to lose one or more of our significant customers. In addition, revenues under our contracts with significant customers may vary from period to period depending on the timing and volume of work which those customers order or perform with their in-house service organizations. Additionally, consolidations, mergers and acquisitions in the telecommunications and staffing industries have occurred in the past and may occur in the future. The consolidation, merger or acquisition of an existing customer may result in a change in procurement strategies by the surviving entity. Reduced demand for our services or a change in procurement strategy of a significant customer could adversely affect our results of operations, cash flows and liquidity.

There is competition for those private companies suitable for a merger transaction of the type contemplated by management.

We are in a highly competitive market for a small number of telecommunications business opportunities which could reduce the likelihood of implementing our acquisition strategy. We are and will continue to be an insignificant participant in the business of seeking acquisitions in the telecommunications space. A large number of established and well financed entities, including small public companies and venture capital firms, are active in mergers and acquisitions of companies that may be desirable target candidates for us. Nearly all these entities have significantly greater financial resources, technical expertise and managerial capabilities than we do; consequently, we will be at a competitive disadvantage in identifying possible business opportunities and successfully completing a business combination. These competitive factors may reduce the likelihood of implementing our business strategy.

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Failure to integrate future acquisitions successfully could adversely affect our business and results of operations.

As part of our growth strategy, we may acquire companies that expand, complement, or diversify our business. We regularly review various opportunities and periodically engage in discussions regarding possible acquisitions. Future acquisitions may expose us to operational challenges and risks, including the diversion of management’s attention from our existing business, the failure to retain key personnel or customers of an acquired business, the assumption of unknown liabilities of the acquired business for which there are inadequate reserves and the potential impairment of acquired intangible assets. Our ability to sustain our growth and maintain our competitive position may be affected by our ability to successfully integrate any businesses acquired.

Service level agreements in our customer agreements could subject us to liability or the loss of revenue.

Our contracts with customers typically contain service guarantees and service delivery date targets, which if not met by us, enable customers to claim credits against their payments to us and, under certain conditions, terminate their agreements. Our inability to meet our service level guarantees could adversely affect our revenue and cash flow. While we typically have carve-outs for force majeure events, many events, such as fiber cuts, equipment failure and third-party vendors being unable to meet their underlying commitments or service level agreements with us, could impact our ability to meet our service level agreements and are potentially out of our control.

Our backlog is subject to reduction and/or cancellation.

Our backlog consists of the uncompleted portion of services to be performed under job-specific contracts and the estimated value of future services that we expect to provide under master service agreements and other long-term requirements contracts. Many of our contracts are multi-year agreements, and we include in our backlog the amount of services projected to be performed over the terms of the contracts based on our historical experience with customers and, more generally our experience in procurements of this type. In many instances, our customers are not contractually committed to procure specific volumes of services under a contract. Our estimates of a customer’s requirements during a particular future period may not prove to be accurate, particularly in light of the current economic conditions and the uncertainty that imposes on changes in our customer’s requirements for our services. If our estimated backlog is significantly inaccurate or does not result in future profits, this could adversely affect our future growth and the price of our common stock.

Legislative actions and initiatives relating to telecommunications may not result in an increase in demand for our services.

The American Recovery and Reinvestment Act of 2009 (“ARRA”) originally allocated $7.2 billion in funding to accelerate broadband deployment in rural areas of the country that have been without high-speed infrastructure. However, we cannot predict the actual benefits to us from the implementation of ARRA programs. For example, significant additional contracts resulting from investments for rural broadband deployment under the ARRA may not be awarded to us.

If we do not adapt to swift changes in the telecommunications industry, we could lose customers or market share.

The telecommunications industry is characterized by rapidly changing technology, evolving industry standards, frequent new service introductions, shifting distribution channels and changing customer demands. We may not be able to adequately adapt our services or acquire new services that can compete successfully. Our failure to obtain and integrate new technologies and applications could impact the breadth of our service portfolio resulting in service gaps, a less differentiated service suite and a less compelling offering to customers. We risks losing customers to our competitors if we are unable to adapt to this rapidly evolving marketplace.

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In addition, the introduction of new services or technologies, as the well as the further development of existing services and technologies, may reduce the cost or increase the supply of certain services similar to those that we provide. As a result, our most significant competitors in the future may be new entrants to the telecommunications industry. These new entrants may not be burdened by an installed base of outdated equipment or obsolete technology. Our future success depends, in part, on our ability to anticipate and adapt in a timely manner to technological changes. Failure to do so could have a material adverse effect on our business.

Any failure of our physical infrastructure or services could lead to significant costs and disruptions that could reduce our revenues, harm our business reputation, and have a material adverse effect on our financial results.

Our business depends on providing customers with highly reliable service. The services we provide are subject to failure resulting from numerous factors, including:

•	human error;
•	power loss;
•	physical or electronic security breaches;
•	fire, earthquake, hurricane, flood, and other natural disasters;
•	water damage;
•	the effect of war, terrorism, and any related conflicts or similar events worldwide; and
•	sabotage and vandalism.

Problems within our network, whether or not within our control, could result in service interruptions or equipment damage. In the past we have at times experienced instability in our equipment attributed to equipment failure and power outages. Although such disruptions have been remedied and the network has been stabilized, there can be no assurance that similar disruptions will not occur in the future. We have service level commitment obligations with substantially all of our customers. As a result, service interruptions or equipment damage could result in credits for service interruptions to these customers. We have at times in the past given credits to our customers as a result of service interruptions due to equipment failures. We cannot assume that our customers will accept these credits as compensation in the future. Also, service interruptions and equipment failures may expose us to additional legal liability.

We are subject to significant regulation that could change or otherwise impact us in an adverse manner.

Our operations are subject to various federal, state and local laws and regulations including:

-	licensing, permitting and inspection requirements applicable to contractors, electricians and engineers;

-	regulations relating to worker safety and environmental protection;

-	permitting and inspection requirements applicable to construction projects;

-	wage and hour regulations;

-	regulations relating to transportation of equipment and materials, including licensing and permitting requirements; and

-	building and electrical codes.

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We believe that we have all the licenses required to conduct our operations and that we are in substantial compliance with applicable regulatory requirements. Our failure to comply with applicable regulations could result in substantial fines or revocation of our operating licenses, as well as give rise to termination or cancellation rights under our contracts or disqualify us from future bidding opportunities.

Risks Associated with the Staffing Industry

Our staffing business is significantly affected by fluctuations in general economic conditions.

The demand for our staffing services is highly dependent upon the state of the economy and upon staffing needs of our customers. Any variation in the economic condition or unemployment levels of the United States or in the economic condition of any region or telecommunications industry in which we have a significant presence may severely reduce the demand for our services and thereby significantly decrease our revenues and profits.

Our staffing business is subject to extensive government regulation and a failure to comply with regulations could materially harm our business.

Our business is subject to extensive regulation. The cost to comply, and any inability to comply, with government regulation could materially harm our business. Increased government regulation of the workplace or of the employer-employee relationship, or judicial or administrative proceedings related to such regulation, could materially harm our business.

The Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (collectively, the “Health Care Reform Laws”) include various health-related provisions to take effect through 2014, including requiring most individuals to have health insurance and establishing new regulations on health plans. Although the Health Care Reform Laws do not mandate that employers offer health insurance, beginning in 2014 penalties will be assessed on certain employers who do not offer health insurance that meets certain affordability or benefit requirements. Unless modified by regulations or subsequent legislation, providing such additional health insurance benefits to our temporary workers, or the payment of penalties if such coverage is not provided, would increase our costs. If we are unable to raise the rates that we charge our customers to cover these costs, such increases in costs could materially harm our business.

We may incur employment related and other claims that could materially harm our business.

We employ individuals on a temporary basis and places them in our customers' workplaces. We have minimal control over our customers' workplace environments. As the employer of record of these temporary workers, we incur a risk of liability for various workplace events, including claims for personal injury, wage and hour requirements, discrimination or harassment, and other actions or inactions of our temporary workers. In addition, some or all of these claims may give rise to litigation including class action litigation. Although we currently believe resolving all of these matters, individually or in the aggregate, will not have a material adverse impact on our financial statements, the litigation and other claims are subject to inherent uncertainties and our view of these matters may change in the future. A material adverse impact on our financial statements also could occur for the period in which the effect of an unfavorable final outcome becomes probable and can be reasonably estimated.

We cannot be certain that our insurance will be sufficient in amount or scope to cover all claims that may be asserted against us. Should the ultimate judgments or settlements exceed our insurance coverage, they could have a material effect on our business. We cannot be certain we will be able to obtain appropriate types or levels of insurance in the future, that adequate replacement policies will be available on acceptable terms, if at all, or that the companies from which we have obtained insurance will be able to pay claims we make under such policies.

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We are dependent on workers' compensation insurance coverage at commercially reasonable terms.

We provides workers' compensation insurance for our temporary workers. Our workers' compensation insurance policies are renewed annually. We cannot be certain that we will be able to obtain appropriate types or levels of insurance in the future or that adequate replacement policies will be available on acceptable terms, if at all. The loss of our workers' compensation insurance coverage would prevent us from doing business in the majority of our markets. Further, we cannot be certain that our current and former insurance carriers will be able to pay claims that we make under such policies. These additional sources of capital may not be available on commercially reasonable terms, or at all.

We operate in a highly competitive business and may be unable to retain customers or market share.

The staffing services business is highly competitive and the barriers to entry are low. There are new competitors entering the market which may increase pricing pressures. In addition, long-term contracts form only a small portion of our revenue. Therefore, there can be no assurance that we will be able to retain customers or market share in the future. Nor can there be any assurance that we will, in light of competitive pressures, be able to remain profitable or, if profitable, maintain our current profit margins.

Our results of operations could materially deteriorate if we fail to attract, develop and retain qualified employees.

Our performance is dependent on attracting and retaining qualified employees who are able to meet the needs of our customers. We believe our competitive advantage is providing unique solutions for each individual customer, which requires us to have highly trained and engaged employees. Our success depends upon our ability to attract, develop and retain a sufficient number of qualified employees, including management, sales, recruiting, service and administrative personnel. The turnover rate in the staffing industry is high, and qualified individuals of the requisite caliber and number needed to fill these positions may be in short supply. Our inability to recruit a sufficient number of qualified individuals may delay or affect the speed of our planned growth or strategy change. Delayed expansion, significant increases in employee turnover rates or significant increases in labor costs could have a material adverse effect on our business, financial condition and results of operations.

We may be unable to attract and retain sufficient qualified temporary workers.

We compete with other temporary staffing companies to meet our customer needs and we must continually attract qualified temporary workers to fill positions. We have experienced worker shortages in the past and we may experience such shortages in the future. Further, if there is a shortage of temporary workers, the cost to employ these individuals could increase. If we are unable to pass those costs through to our customers, it could materially and adversely affect our business.

Risks Associated with our Securities

A significant number of additional shares of our common stock may be issued upon the exercise or conversion of existing securities, which issuances would substantially dilute existing stockholders and may depress the market price of our common stock.

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As of March 6, 2015, we had outstanding shares of Series A, Series A-1, and Series D preferred stock convertible into an aggregate 757,020,414 shares of common stock, outstanding warrants for the purchase of 2,918,254 shares of common stock, and a note payable convertible into 200,000 shares of common stock. The Series D shares are convertible at a rate of 400 shares of common stock (pre-reverse split) for each preferred stock only upon (a) a sufficient increase in the authorized common shares and (b) the implementation of a 1-for-20 reverse split of the common shares. The issuance of these shares of common stock would substantially dilute the proportionate ownership and voting power of existing stockholders, and their issuance, or the possibility of their issuance, may depress the market price of our common stock.

Our common stock will be subject to the Penny Stock Rules of the SEC and the trading market in our common stock is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our common stock.

The market price of our common stock is, and will likely remain for the foreseeable future, less than $5.00 per share, and therefore will be a “penny stock” according to SEC rules, unless our common stock is listed on a national securities exchange. Designation as a “penny stock” requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of current holders of our common stock to sell their shares. Such rules may also deter broker-dealers from recommending or selling the common stock, which may further limit its liquidity. This may also make it more difficult for us to raise additional capital in the future.

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ITEM 2. FINANCIAL INFORMATION

The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and related notes thereto included elsewhere in this registration statement.

	For the Years Ended
	September 30,
	2014	2013

Revenues, net of discounts	$16,932,031	$33,914,555
Cost of revenues	12,521,182	25,950,213
Gross Profit	4,410,849	7,964,342

Operating Expenses
Compensation expense	3,342,676	3,373,455
Selling, general and administrative expenses	1,181,928	2,230,967
Travel expense	271,420	1,008,789
Occupancy costs	198,900	1,168,817
Transaction expenses	263,625	316,448
Loss on disposal of assets	-	1,476,783
Total Operating Expenses	5,258,549	9,575,259
Operating Loss	(847,700)	(1,610,917)

Other Income (Expense)
Interest expense, net	(1,384,940)	(2,643,414)
Line of credit fee adjustment	-	(2,125,537)
Other expense	-	-
Forgiveness of debt	2,748,158	-
Total Other Income (Expense)	1,363,218	(4,768,951)
Income (Loss) from Continuing Operations	515,518	(6,379,868)

Discontinued Operations
Loss from discontinued operations, net of tax	-	(4,159,049)
Gain on disposals, net of tax	-	3,583,408
Loss from Discontinued Operations, net of tax	-	(575,641)

Net Income (Loss)	515,518	(6,955,509)

Preferred stock dividends	79,561	127,816
Net Income (Loss) for common shareholders	$435,957	$(7,083,325)

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

We are a U.S. based provider of international and regional telecommunications and technology systems, specializing in the design, engineering, installation, construction and maintenance of telecommunications and technology networks and infrastructure. We also offer managed information technology, telecommunications services, subscriber based services and staffing solutions through our wholly owned subsidiaries:

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•	FTE Network Services Inc. (“FTE Network Services”) specializes in the design, engineering, installation, and maintenance of all forms of telecommunications infrastructure. Services including engineering consulting, design, installation, maintenance and emergency response in various categories including cabling, rack and stack, equipment installation and configuration, wiring build-outs, infrastructure build-outs, DC power installation, OSP/ISP fiber placement, fiber cable splicing and fiber testing.

•	FTE Wireless Service, LLC, offers wireless solutions to major wireless carriers including equipment installation, fiber backhaul, antennae installation and testing, small cell solutions, fiber-to-site and other turnkey solutions as needed by the clients.

•	FVP Worx is a multifaceted employment firm offering full service staffing solutions, specializing in telecommunications, technology and construction services industries.

Beacon Merger

On June 19, 2013, we consummated the Beacon Merger, pursuant to the Merger Agreement. Following the Beacon Merger, we changed our name to “FTE Networks, Inc.” For accounting purposes the Beacon Merger has been treated as an acquisition of Beacon and a recapitalization of the Company. The historical consolidated financial statements prior to June 19, 2013, are ours. In connection with the Beacon Merger, we have restated our statement of stockholders’ deficiency on a recapitalization basis so that all equity accounts are now presented as if the recapitalization had occurred as of the beginning of the earliest period presented.

Pursuant to the terms of Merger Agreement, our former stockholders were issued an aggregate of 1,250,011 shares of Beacon Series D Preferred Stock in exchange for their shares of Focus common stock and Series B preferred stock; all outstanding Focus Series A preferred stock were converted to an aggregate number of 1,000,000 Beacon Series E preferred stock. Each Beacon Series D and Beacon Series E share is entitled to vote alongside the common stockholders and has 20 and 1 vote(s) each, respectively. The Beacon Series E shares were subject to redemption and were recorded as a liability, but the shares were returned to the Company and derecognized on September 30, 2013. The Beacon Merger represented a change of control of Beacon and Focus management became responsible for the consolidated entity.

Recent Business Developments

On May 12, 2014, the Company entered into an exclusive Factoring Agreement ("the AmeriFactors Agreement") with AmeriFactors Financial Group, LLC (AmeriFactors). The one year agreement between the Company and AmeriFactors provides for AmeriFactors to purchase up to $7,000,000 the Company's qualified net accounts receivable on a recourse basis during the term of the AmeriFactors Agreement, and is renewable on a year to year basis. Unpaid accounts receivable purchased by AmeriFactors cannot exceed $3,000,000 at any time. Under the terms of the AmeriFactors Agreement, the Company receives 85% of the net sale amount up front, plus additional conditional consideration upon the collection of the receivable. The AmeriFactors Agreement will automatically renew on May 12, 2015, unless proper notice of cancellation is given by either party. As of September 30, 2014 under the AmeriFactors Agreement, the Company had factored receivables in the amount of $1,163,605, and recorded a liability of $984,236, which is included as a component of accrued expenses and other current liabilities on the accompanying consolidated balance sheet. Discounts provided and interest charged related to factoring of the accounts receivable have been expensed on the accompanying combined statements of operations as interest expense.

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Critical Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. These estimates and judgments are based on historical information, information that is currently available to us and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ from those estimates. Our most significant estimates relate to our allowances for receivables, taxes and equity issuances.

Revenue and Cost of Goods Sold Recognition

Generally, including the staffing business, revenue is recognized when all of the following criteria are met: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the price to the buyer is fixed or determinable, and (4) collectability is reasonably assured.

Due to the short term nature of our construction contracts, revenue is recognized once 100% of a contract segment is completed. A contract may have many segments, of which, once a segment is completed; the revenue for the segment is recognized and no further obligation exists. The Network’s construction contracts or segments of contracts typically can range from several days to two to four months. Contract costs may be billed as incurred. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools and repairs. Selling, general and administrative costs are charged to expense as incurred. We begin recognizing revenue on a project when persuasive evidence of an arrangement exists, recoverability is reasonably assured, and project costs are incurred. Costs may be incurred before we have persuasive evidence of an arrangement. In those cases, if recoverability from that arrangement is probable, the project costs are deferred and revenue recognition is delayed.

Provisions for losses on uncompleted contracts are made in the period such losses are known. Changes in job performance, job conditions and estimated profitability, including those arising from contract penalty provisions, changes in raw materials costs, and final contract settlements may result in revisions to revenue, costs and income and are recognized in the period in which the revisions are determined.

Valuation of Long-lived Assets

We evaluate our long-lived assets for impairment in accordance with related accounting standards. Assets to be held and used (including projects under development as well as property and equipment), are reviewed for impairment whenever indicators of impairment exist. If an indicator of impairment exists, we first group our assets with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities (the “asset group”). Secondly, we estimate the undiscounted future cash flows that are directly associated with and expected to arise from the completion, use and eventual disposition of such asset group. We estimate the undiscounted cash flows over the remaining useful life of the primary asset within the asset group. If the undiscounted cash flows exceed the carrying value, no impairment is indicated. If the undiscounted cash flows do not exceed the carrying value, then an impairment is measured based on fair value compared to carrying value, with fair value typically based on a discounted cash flow model. If an asset is still under development, future cash flows include remaining construction costs. There were no impairments during the periods presented.

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Income Taxes

We record income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carryforwards. Accounting standards regarding income taxes requires a reduction of the carrying amounts of deferred tax assets by a valuation allowance, if based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed at each reporting period based on a morelikelythannot realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, our experience with operating loss and tax credit carryforwards not expiring unused, and tax planning alternatives.

Significant judgment is required in evaluating our tax positions and determining our provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. Accounting standards regarding uncertainty in income taxes provides a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely, based solely on the technical merits, of being sustained on examinations. We consider many factors when evaluating and estimating our tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes.

Fair Value of Financial Instruments

We base our fair value determinations of the carrying value of financial assets and liabilities on an evaluation of their particular facts and circumstances and valuation techniques that require judgments and estimates. Valuation techniques used to measure fair value maximize the use of relevant observable inputs and minimize the use of unobservable inputs. The fair value hierarchy gives the highest priority to observable inputs such as quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement falls is determined based on the lowest level input that is significant to the valuation technique. As of September 30, 2014 and 2013, none of our assets or liabilities were subject to fair value measurements.

The carrying amounts reflected in the combined balance sheets for cash, accounts receivable, accounts payable and accrued liabilities, and promissory notes approximate the respective fair value due to the short maturities of these items.

Segment Reporting

We operate in the telecommunications infrastructure services industry and, effective May 8, 2014, entered the staffing industry. Our staffing business is in the development stage and didn’t generated negligible any 2014 revenues. Consequently, we have concluded that the staffing business hasn’t risen to the level where it qualified as a separate segment. When, and if, the staffing business qualifies as a separate segment, we will commence segment reporting in accordance with US GAAP.

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Discussion of Operation Results, for the three months ended December 31, 2014 and 2013

Overview

We reported consolidated net income attributable to common shareholders of $199,764 and $2,148,719 for the three months ended December 31, 2014, and 2013 respectively, reflecting a decrease in net income of $1,948,955 or 91%. The increase in gross margin in the current quarter from the prior year comparative quarter of $592,565, or 93%, resulted from a change in customer mix due to the loss of a major low margin customer to customers yielding higher margins. The increased gross profit was partially offset by an increase in compensation costs of $178,573 and general and administrative expenses of $196,329 as described below. During the three months ended December 31, 2013, we reported $2,748,158 income from forgiveness of debt. Interest expense in the quarter ended December 31, 2014 decreased from 2013 by $533,414 or 67%, resulting from a decrease in debt balances and factor fees during 2014.

Revenues

We had overall revenues of $2,944,035 for the three months ended December 31, 2014, as compared to revenues of $2,875,125 for the three months ended December 31, 2013, resulting in an increase of $68,910 or 2%.

Operating Expenses

We reported operating expenses of $750,943 and $416,170 for the three months ended December 31, 2014 and 2013, respectively, reflecting an increase of $334,773 or 81%. The increase in operating expenses was primarily due to an increase in compensation costs of $178,573 or 155%, as we increased staff to meet our customer and administrative needs, and an increase in selling, general, administrative and associated costs of $196,329, or 120%, as we added staff to support our administrative needs, and increased professional fees as we focus efforts on financing and accounting needs.

Operating Income

Our gross profit increased by $592,565, from $633,232 for the three months ended December 31, 2013 to $1,225,797 for the three months ended December 31, 2014, due to a change in our customer mix resulting from the loss of a significant low margin customer in 2013. The gross profit increase was partially offset by an increase in operational expenses of $334,773 as discussed above, resulting in a 119% increase in operating income from $217,062 to $474,854 for the three months ended December 31, 2013 and 2014, respectively.

Other Income and Expense

For the three months ended December 31, 2014, interest expense decreased $533,414, or 67%, from the three months ended December 31, 2013 due to our reduced debt and reduced factoring fees.

In the three months ended December 31, 2013, we recorded a one time gain on the forgiveness of debt of $2,748,158 related to the cancelation of a term loan agreement, which did not recur in 2014.

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Discussion of Operation Results, years ended September 30, 2014 and 2013

Overview

We reported consolidated net income attributable to common shareholders of $435,957 for the year ended September 30, 2014, as compared to a net loss attributable to common shareholders of $7,083,325 for the year ended September 30, 2013 reflecting a decrease in net loss of $7,519,282 or 106%. The decrease in gross margin from 2013 to 2014 of $3,553,493, resulting from the loss of a major client, was offset by $4,316,710 of decreases in operating expenses as described below, $2,748,158 income from forgiveness of debt during 2014, decreases in interest expense of $1,258,474 resulting from a decrease in debt balances and factor fees during 2014, a decrease of $2,125,537 resulting from other financing fees in 2013, and decreases in losses from discontinued operations of $575,641, resulting from certain dispositions during 2013.

Revenues

We had overall revenues of $16,932,031 for the year ended September 30, 2014, as compared to revenues of $33,914,555 for the year ended September 30, 2013, resulting in a decrease of $16,982,524 or 50%. The decrease was primarily related to the loss of our largest low margin customer which provided revenues of approximately $21 million during 2013, partially offset by increases in revenues provided by several of our smaller higher margin customers.

Operating Expenses

We reported operating expenses of $5,258,549 and $9,575,259 for the years ended September 30, 2014 and 2013, respectively, reflecting a decrease of $4,316,710 or 45%. The decrease in operating expenses was primarily due (i) decreases in depreciation and amortization of $351,359 or 90%, resulting from the disposition of assets in 2013, (ii) a 2013 loss on the disposal of those assets of $1,476,783, (iii) $969,917 or 83% decrease in occupancy costs related to the reduction of leased property locations during 2014 (iv) $52,823 or 17% reduction in transaction expense related to the reverse merger in 2013; (v) $737,369 (73%) decrease in travel expenses, and (vi) a $1,049,039 or 47% decrease in general and administrative expense resulting from significant decrease in number of field employees and the scaling back of operations after the loss of a major client in 2013.

Operating Loss

Our gross profit decreased by $3,553,493, from $7,964,342 for the year ended September 30, 2013 to $4,410,849 for the year ended September 30, 2014, due to the loss of a major customer. This decrease was partially offset by a decrease in operational expenses of $4,316,710 as discussed above, resulting in a 47% decrease in operating loss from $1,610,917 to $847,700 for the years ended September 30, 2014 and 2013, respectively.

Discontinued Operations

On June 19, 2013, the Company sold its entire member interest in MDT. Under the terms of the agreement the Company (through its wholly owned subsidiary, Optos), received total consideration of approximately $14.0 million, consisting of the assumption of approximately $13.0 million of debt and related interest as well as the relinquishment of the buyers’ shares of interest in Focus with a carrying value of $841,320.

The Company recorded a gain on the sale of MDT of $3,383,153 which is reflected in the accompanying consolidated statement of operations for the year ended September 30, 2013.

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On June 19, 2013, the Company (through its wholly owned subsidiary Focus Fiber Solutions) also sold principally all of the assets and liabilities, including but not limited to the accounts receivable, customer contracts, accounts payable, and other liabilities relating to the operations of a large customer to a third party, which accounted for principally all of the subsidiary operations. The terms of the Asset Purchase Agreement (the “APA”) provided the conveyance of assets by Focus Fiber in the amount of $3,916,713 and the assumption of certain accounts payable and other obligations in the amount of $5,395,194, resulting in a gain on the disposition of this portion of the Company operations which it discontinued of $1,478,481.

The Company has accrued liabilities related to the APA totaling $1,278,226 for legal claims against the Company for the non-payment of certain unrecorded obligations and uncollected accounts receivable conveyed to or assumed by the third party. These claims reduced the gain on disposition to $200,255 (from the original gain of $1,478,481).

The gain of $200,255 on the disposition of this portion of the Company operations is reflected in the accompanying consolidated statement of operations for the year ended September 30, 2013.

The Company also discontinued the insignificant operations of Townsend Careers, LLC and CMK Resources Group, Inc. during the year ending September 30, 2013, without any sale or conveyance to a third party. As there were no assets or liabilities in these companies, no gain or loss is reflected within the consolidated statement of operations for the year ended September 30, 2013.

Liquidity and Capital Resources

For the fiscal years ended September 30, 2014 and 2013 the Company has incurred negative cash flows from operations of approximately $2.1 million and $6.6 million, respectively. In addition, the Company has working capital deficiencies of $11.4 million and $13.1 million as of September 30, 2014 and 2013, respectively. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to the carrying amount and classification of recorded assets and liabilities should the Company be unable to continue operations. Management's plans are to continue to raise additional funds through the sales of debt or equity securities. Currently in process, management’s plans are to increase liquidity and enhance capital resources by completing negotiations for a $6 million asset-based line of credit which is in the final phases of the approval process and completion of refinancing $3.5 million of senior secured notes which will generate an approximate $1.45 million of availability to be used for expansion of the business. However, there is no assurance that additional financing will be available when needed or that management will be able to obtain and close financing on terms acceptable to the Company and whether the Company will become profitable and generate positive operating cash flow. If the Company is unable to raise sufficient additional funds, it will have to develop and implement a plan to further extend payables and reduce overhead until sufficient additional capital is raised to support further operations. There can be no assurance that such a plan will be successful.

Cash Flows for the three months ended December 31, 2014 and 2013

Cash Used by Operating Activities

Net cash used by operating activities was approximately $0.4 million during the three months ended December 31, 2014 as compared to approximately $0.3 million during the three months ended December 31, 2013. For the three months ended December 31, 2014, the increase in cash used by operating activities is primarily due to an increase in receivables of approximately $0.9 million, partially offset by an increase in accounts payable and accrued liabilities of approximately $0.2 million. For the three months ended December 31, 2013 net income of $2.2 million, was primarily reduced by adjusting for the non-cash gain on forgiveness of debt of $2.7 million.

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Cash Used by Investing Activities

We used $0.2 million cash in investing activities during the three months ended December 31, 2014, as compared to $0.0 million cash in investing activities during the prior year quarter. Cash used in investing activities was primarily related to purchases of property and equipment.

Cash Provided by Financing Activities

Cash provided by financing activities was approximately $0.6 million during the three months ended December 31, 2014, as compared to approximately $0.5 million during the three months ended December 31, 2013, representing an increase of $0.2 million. During the three months ended December 31, 2014, cash provided by financing activities consisted principally of proceeds from the issuance of preferred stock. During the three months ended December 31, 2013, cash proceeds were derived from the issuance of notes payable of approximately $0.2 million, related party notes payable of $0.2 million, and proceeds from the sale of preferred stock of $0.1 million.

Cash Flows for the years ended September 30, 2014 and 2013

Cash Used by Operating Activities

Net cash used by operating activities was approximately $2.1 million during the year ended September 30, 2014 as compared to approximately $6.6 million during the year ended September 30, 2013. The decrease in cash used by operating activities is primarily due to the decrease in net loss/income, as adjusted for non-cash items, from an adjusted net loss of approximately $7.1 million in 2013 to an adjusted net income of approximately $0.4 million in 2014, which included a non-cash $2.7 million gain recognized on the forgiveness of debt, as well as an increase in accounts payable and accrued liabilities of approximately $0.6 million during the year ended September 30, 2014, as compared to a decrease in accounts payable and accrued liabilities of approximately $4.8 million during the prior year. These decreases in cash used were partially offset by an increase in accounts receivable of approximately $1.3 million during the year ended September 30, 2014 as compared to a decrease in accounts receivable of approximately $5.9 million during the prior year.

Cash Used by Investing Activities

We used $0.02 million cash in investing activities during the year ended September 30, 2014, as compared to $3.9 million cash in investing activities during the prior year. We used $0.02 million and $0.9 million related to purchases of property and equipment in the years ended September 30, 2014 and 2013 respectively. During the year ended September 30, 2013, we used approximately $3.0 million of cash related to the acquisition of MDT.

Cash Provided by Financing Activities

Cash provided by financing activities was approximately $2.1 million during the year ended September 30, 2014, as compared to approximately $9.9 million during the year ended September 30, 2013, representing a decrease of $7.8 million. During the year ended September 30, 2013, cash proceeds from the issuance of notes payable of approximately $11.6 million was partially offset by payments on factor lines of credit of approximately $1.7 million. During the year ended September 30, 2014, we received cash proceeds of $0.9 million from the issuance of notes payable, and $0.6 million in connection with the sale of preferred stock, partially offset by payments on notes payable of $0.4 million. During the year ended September 30, 2013, we received approximately $10.5 million from the issuance of notes payable, net of payments thereon, and approximately $1.1 million proceeds from the sale of preferred stock.

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Off Balance Sheet Arrangements

None.

ITEM 3. PROPERTIES

Our executive offices are located at 5495 Bryson Drive, Suite 423, Naples, Florida, 34109 and our telephone numbers is (877) 878-8136. Our subsidiaries lease one additional office/warehouse facility, as well as two additional office locations throughout the United States and Ireland. Our website is www.fte.net. Our subsidiaries each maintain separate websites including www.ftenetworkservices.com and www.fvpworx.com. The table below summarizes our leased properties:

Location:	Usage	Square Footage	Lease End Date	Monthly Obligation
Naples, FL	Office	3,310	10/31/2015	$3,500
Issaquah, WA	Warehouse	7,669	9/22/2015	$6,300
Indianapolis, IN	Office	4,000	12/31/2015	$2,417

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 12, 2015, certain information concerning beneficial ownership of shares of our common stock with respect to (i) each person known to us to own 5% or more of the outstanding shares of our common stock, (ii) each director of our company, (iii) the executive officers of our company, and (iv) all directors and officers of our company as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock that are currently exercisable or exercisable within 60 days hereof are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

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	Actual					Pro Forma
	Common Stock Beneficially Owned			Series D Shares Beneficially Owned		Common Stock Beneficially Owned
Name of Beneficial Owner	Shares		%(1)	Shares(2)	%(3)	Shares(4)		%(5)
Directors and Officers

Michael Palleschi, CEO; Chairman of the Board	5,129,760	(6)	11.4%	256,488	13.6%	5,129,760	(6)	14.3%
David Lethem, Chief Financial Officer	-		*	-	*	-		*
John Klumpp, Chief Strategy Officer and Director	-		*	-	*	-		*
John Wood, Chief Operating Officer	-		*	-	*	-		*
Carlie Ancor, Chief Marketing Officer	-		*	-	*	-		*

All Executive Officer and Directors as a group (5 persons)	5,129,760	(6)	11.4%	256,488	13.6%	5,129,760	(6)	14.3%

5% Shareholders

5G Investments, LLC (13)	19,714,360	(9)	33.0%	985,718	52.2%	19,715,160	(10)	54.9%
Charles Glasgow	5,000,000	(11)	12.5%	-	*	250,000		*
TBK 327 Partners, LLC(8)	5,129,760	(6)	11.4%	256,488	13.6%	5,129,760	(6)	14.3%
TLP Investments, LLC(11)	5,129,760	(6)	11.4%	256,488	13.6%	5,129,760	(6)	14.3%
Artis Capital Management	2,147,926	(7)	5.1%	-	*	107,396	(7)	*
Laidlaw & Co. UK, Ltd(14)	-		*	98,571	5.0%	1,971,420	(15)	5.2%

*	Less than 1%.

(1)	Based on 39,987,080 shares of our common stock outstanding on March 12, 2015 and, with respect to each individual holder, rights to acquire our common stock exercisable within 60 days of March 12, 2015.
(2)	Each shares of Series D Preferred stock is (a) entitled to vote alongside the common stockhers and has 20 votes; and (b) is convertible into 400 pre-split shares of common stock upon an increase in the number of common shares authorized, and the implementation of a 1-for-20 reverse stock split.
(3)	Based on 1,889,899 shares of our Series D preferred stock outstanding on March 12, 2015.
(4)	Proforma shares include the effect of transactions contemplated in the Merger Agreement, including an increase in the number of common shares authorized, the effect of a 1-for-20 reverse stock split and the conversion of Series D Preferred shares to common on a 1-for-400 pre-reverse split basis (1-for-20 post reverse split basis).
(5)	Based on 35,878,974 shares of our common stock outstanding on a pro forma basis at March 12, 2015 and, with respect to each individual holder, rights to acquire our common stock exercisable within 60 days of March 12, 2015.
(6)	Consists of voting rights related to 256,488 Series D shares which are convertible into common stock on a 1-for-400 pre-reverse split basis.
(7)	Consists of shares of the Company's common stock. The control person of Artis Capital Management is Stuart Peterson. The address of record for Stuart Peterson is One Market Plaza, Steuart Plaza, Suite 2700, San Francisco, CA 94105.
(8)	The control person of TBK 327 Partners, LLC is Christopher Ferguson. The address of record for Mr. Ferguson is 1758 Red Hawk Way Bethlehem, PA 18018.
(9)	Consists of 16,000 shares of the Company's common stock owned by Mr. Regan directly and voting rights related to 985,718 shares of Series D Preferred stock owned by 5G Investments.
(10)	Consists of (a) 800 shares of the Company's common stock owned by Mr. Regan directly and (b) 19,714,360 shares issuable upon the mandatory conversion of 985,718 Series D shares owned by 5G Investments.
(11)	Consists of shares of the Company's common stock.
(12)	The control person of TLP Investments, LLC is Amber Palleschi, spouse of Michael Palleschi, CEO and director. The address of record for Mrs. Palleschi is 1464 Palma Blanca Ct, Naples, FL 34109
(13)	The control person of 5G Investments, LLC is Hugh Regan, the President of 5G Management, LLC, whose address is 546 Fifth Avenue, Floor 23, New York, NY 10036.
(14)	The control person of Laidlaw & Co., UK, Ltd. (“Laidlaw”) is Matt Eitner whose address is 546 Fifth Avenue, Floor 23, New York, NY 10036.
(15)	Consists of 1,971,420 shares issuable upon the exercise of warrants, which the Company is obligated to grant to Laidlaw.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

The following table sets for information regarding the members of our Board and our executive officers.

Name	Age	Position
Michael Palleschi	39	Chief Executive Officer and Chairman of the Board

David Lethem	56	Chief Financial Officer

John Klumpp	58	Chief Strategy Officer and Director

John Wood	61	Chief Operating Officer

Carlie Ancor	44	Chief Marketing Officer

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Set forth below is a biographical description of each of our directors and senior executive officers based on information supplied by each of them. There are no family relationships between any of our directors or executive officers.

Michael Palleschi, Chief Executive Officer; Chairman of the Board of Directors

Mr. Michael Palleschi currently serves as the Chief Executive Officer and Chairman of the Board of Directors of FTE Networks. Mr. Palleschi has over 16 years of experience in the telecom industry and in his current position as CEO, he is taking a hands on approach of overseeing day-to-day operation for all core business structures. Responsibilities include supervising the managerial team, ensuring project efficiency from on-boarding to completion, maintaining corporate communication, new business development, office advancement, vendor and client relations, corporate compliance continuance, procurement and contracts, and operations budget management.

As customer focused and results driven executive, he has a proven talent for harnessing cutting-edge technology to strengthen corporate systems and maximize operations. He is an established business cultivator that has aggressive experience in managing small to large firms, through the period of company launch to multi-million dollar success and has done so in highly technical fields. With his expert knowledge in developing and delivering communications networks, he has maintained a reputable record of aligning corporate processes with the company growth strategy.  His core competency is based on streamlining operations, improving service-delivery efficiency and enhancing the bottom line. Being a decisive, results-driven project and program leader he has remained committed to reducing costs and increasing ROI through constant technical innovation.

Prior to FTE Networks, Mr. Palleschi served as COO of Focus Venture Partners, which featured investments in growing telecom companies including Focus Fiber Solutions, Jus-Com and Townsend Careers. Focus Fiber Solutions, one of the subsidiaries, was a telecommunications services start-up which in three years he was able to grow to $100MM run rate and sold in 2013 for an enterprise value of $25MM. In July of 2013, FVP merged into Beacon Enterprise Solutions Group where he was appointed CEO. Prior to FVP, from 2007, he was the Director of Infrastructure Services for South Florida facilities based Telecommunications Company start up. From 2000 to 2007, he held several Senior Management roles at Level 3 Communications in New York and Georgia. Prior to that, Mr. Palleschi held several Sr. Management/Executive roles at major telecommunications companies such as Qwest Communications and MCI. Mr. Palleschi holds multiple degrees in both Engineering and Business Management. Mr. Palleschi also holds several professional and technical certifications.

David Lethem, Chief Financial Officer

Mr. David Lethem was named Chief Financial Officer of FTE June 2014. He is responsible for the financial management of the company. Prior to being named CFO, Mr. Lethem was the VP of Corporate Compliance.

Mr. Lethem has held various CFO, Controller, and Compliance positions throughout his career. He has both public and private company experience in banking, telecommunications, mobile marketing, manufacturing, and finance. Additionally, he has recent experience in international reverse mergers and strategic operations, as well as SEC compliance and technical accounting processes.

Mr. Lethem earned his bachelor’s degree at the University of Dubuque, his MBA from California Coast University, and holds his CIA and CRMA certifications from the Institute of Internal Auditors.

John Klumpp, Chief Strategy Officer

Mr. John Klumpp currently serves as the Chief Strategy Officer of FTE Networks joining the organization in September 2013.  Previously he has led technology and operations for five mid-sized community banks in the South Florida market as both CIO and IT Director. His success has been in aligning the corporate strategy with technology and implementing the solutions and platforms that reduced the cost of IT while significantly improving the functionality and reliability of those systems.  Mr. Klumpp has consistently led and managed the implementation of technology infrastructure and front end delivery systems that met all regulatory guidelines, security standards and satisfied customer needs on time and on budget.

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Mr. Klumpp excels at project management, process re-engineering and automation. He led teams completing eight community bank conversions in eighteen months with zero customer impact; a startup of $230M ending at $3.4B.  These projects included staffing, staff consolidation, network build out, core systems conversions, large scale equipment deployments, early adopter cloud services, and back office operations.

Mr. Klumpp’s success in the corporate environment is his ability to communicate strategy and vision.  He has a penchant for driving standard process and documented procedures to achieve profitability and efficiency.

Currently, Mr. Klumpp works with FTE Networks as the Chief Strategy Officer where he will oversee the corporate strategy development, operational alignment and M&A activities.

Mr. Klumpp received his BA in Finance from the University of Alabama, Birmingham, in 1984 and continued his education at LSU Graduate School of Banking. He was a past board member of the American Diabetes Association, Loan Executive with the United Way and participant in Habitats for Humanity. He currently resides in Naples, FL.

John Wood, Chief Operating Officer; President FTE Network Services

With 37 years of experience in the telecom industry, Mr. Wood currently serves as Chief Operating Officer of FTE Networks and President for FTE Network Services. Using his strong background in communication construction, project management, engineering, and customer relations, Mr. Wood has worked with customers to bring cost effective and quality solutions to their business needs. Strong communication skills and personal attention to detail has enabled John to maintain positive relationships with customers and foster growth opportunities. Corporate responsibilities include maintaining profitability, compliance to industry standards and practices, employee retention and training, and organic growth of customer base. Prior to FTE Network Services, Mr. Wood served as Senior Vice President of IDCS, LLC.

Mr. Wood served in the Marine Corps as a Warrant Officer prior to beginning his telecommunications career.

Carlie Ancor, Chief Marketing Officer

Mr. Carlie Ancor serves as the Chief Marketing Officer for FTE Networks, responsible for global marketing, product management and customer experience.

Previously, Mr. Ancor was managing director at Emerge Technology Solutions for Europe, the Middle East and Africa based in the United Arab Emirates where he was responsible for business development and growth, technology optimization, operational execution and quality of customer experience. Prior to that, Mr. Ancor was an Executive Vice President for core IP and optical network development at Level 3 Communications in North America and Western Europe.

Mr. Ancor also held key positions within Level 3 Communications supporting the development of operations science to enhance the quality of services experience for the customer.

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Board and Board Committees

Our business, property and affairs are managed by or under the direction of the Board of Directors (the “Board”). There are currently two members of the Board: Michael Palleschi (Chairman) and John Klumpp.

The Board has formed the following committees: audit, compensation, and nomination/corporate governance. The Board has adopted charters for all of the committees. All of the members of the Board serve on each of the committees. Currently, the Company has no independent directors.

Code of Ethics

We have adopted a code of ethics to apply to our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. Our code of ethics is attached via reference as set forth under Item 15 herein.

ITEM 6. EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets for information regarding compensation earned by our named executive officers:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Stock Options ($)	Non-equity Incentive Plan Compensation ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Michael Palleschi,	2014	148,020	-	-	-	-	-	-	148,020
Chief Executive Officer	2013	-	-	-	-	-	-	-	-

John Wood,	2014	130,298	-	-	-	-	-	-	130,298
President - FTE Network Services & FTE Wireless	2013	-	-	-	-	-	-	-	-

Outstanding Equity Awards at Fiscal Year End

As of September 30, 2014, we did not have any equity incentive plan awards outstanding.

Employment Agreements

On June 2, 2014, FTE Networks entered into an employment agreement with David Lethem whereby Mr. Lethem agreed to serve as our Chief Financial Officer in consideration of a salary of $120,000 per year, with standard employee insurance and other benefits.  The employment agreement commenced on June 2, 2014 and ends on June 2, 2016, after which it is renewable on a year to year basis, until terminated by either party with 30 days written notice.

On February 11, 2013, FTE Networks entered into an Employment Agreement with Theresa Carlise whereby Ms. Carlise agreed to serve as the Chief Financial Officer at an annual salary of $120,000 per year. Ms. Carlise resigned from the Company on May 14, 2014. The Company extended an agreement with Ms. Carlise to provide additional support on a contract basis through February 28, 2015.

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On October 14, 2013, FTE Networks entered into an employment agreement with John Wood whereby Mr. Wood agreed to serve as our Chief Operating Officer and President of our subsidiary FTE Network Services in consideration of a salary of $162,500 per year, with standard employee insurance and other benefits.  The employment agreement commenced on October 14, 2013 and ends on October 14, 2016, after which it is renewable on a year to year basis, until terminated by either party with 30 days written notice.

On June 2, 2014, FTE Networks entered into an employment agreement with John Klumpp whereby Mr. Klumpp agreed to serve as a member of the Board of Directors, and subsequently our Chief Strategy Officer in consideration of a salary of $180,000 per year, with standard employee insurance and other benefits.

On June 13, 2014, FTE Networks entered into an employment agreement with Michael Palleschi whereby Mr. Palleschi agreed to serve as our Chief Executive Officer in consideration of a salary of $182,000 per year, with standard employee insurance and other benefits.  The employment agreement commenced on June 13, 2014 and ends on June 13, 2017, after which it is renewable on a year to year basis, until terminated by either party with 30 days written notice.

Grants of Plan Based Awards

We did not make any plan based equity or non-equity awards grants to named executives during the years ended September 30, 2014 and 2013.

Option Exercises

There were no options exercised by our named officers during the years ended September 30, 2014 and 2013.

Compensation of Directors

Director Compensation

The following table sets forth a summary of the compensation earned by each director who served on the Board during the fiscal year ended December 31, 2014.

Director Compensation
	Fees Earned or Paid in Cash	Bonus	Stock Awards	Option Awards	Nonequity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
	($)	($)	($)	($)	($)	($)	($)	($)
Michael Palleschi	-	-	-	-	-	-	-	-
John Klump	5,000	-	-	-	-	-	-	5,000

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or noncash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the board of directors or a committee thereof.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

The following is a description of transactions during the years ended September 30, 2014 and 2013 in which the transaction involved a material dollar amount and in which any of our directors, executive officers or holders of more than 5% of our common stock and preferred stock on an as-converted basis had or will have a direct or indirect material interest, other than compensation which is described under "Executive Compensation." Management believes the terms obtained or consideration that was paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arms' length transactions.

On January 14, 2014, TBK327 Partners, LLC, an affiliate of FTE under the common control of one of our major shareholders, entered into a promissory note with us in the principal amount of $177,000. The note accrues at 6% per annum, and matures on October 1, 2016.

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On May 16, 2014, TBK327 Partners, LLC entered into a promissory note with us in the principal amount of $80,000. The note accrues interest at 6% per annum, and matures twelve months from the date of issuance.

On December 31, 21013 and May 16, 2014 TLP Investments, which is controlled by the spouse of our chief executive officer, entered into promissory notes with us in the principal amount of $195,500 and $50,000, respectively, The notes bear interest at 6% per annum and are due twelve months from the date of issuance.

The Chief Executive Officer personally guaranteed several obligations of the Company during fiscal 2014 and during the first quarter of 2015. The CEO established a personal credit card account for the purchase of goods and services by FTE. While the credit card balances are reflected in the Company’s books and records, the CEO is personally liable for the payment of the entire amount of the open credit obligation, which has been as high as $75,000 during the reporting period. Additionally, we have entered into several secured equipment financing arrangements in the first quarter of 2015 with total obligations of approximately $240,000. The financing terms of these arrangements required the guaranty of a company officer, which was provided by the CEO.

During 2014, the company entered into factoring agreements subject to and agreed-upon based, in part, on the guarantees of the Company, its President and its Chief Executive Officer. Both officers provided the form of guaranty requested by the factoring company.

Director Independence

Our Board of Directors has undertaken a review of its composition and the independence of each director. Based on the review of each director's background, employment and affiliations, including family relationships, the Board of Directors has determined that there are no “independent directors” under the rules and regulations of the SEC. In making this determination, our Board of Directors considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock. Michael. Palleschi and John Klumpp are not deemed independent as a result of their service as our Chief Executive Officer and Chief Strategy officer, respectively, as described in Item 5.

Indebtedness of Directors, Senior Officers, Executive Officers and Other Management

None of our directors or executive officers or any associate or affiliate of our Company during the last two fiscal years is or has been indebted to our Company by way of guarantee, support agreement, letter of credit or other similar agreement or understanding currently outstanding.

ITEM 8. LEGAL PROCEEDINGS

The Company is involved in litigation claims arising in the ordinary course of business. Legal fees and other costs associated with such actions are expensed as incurred. In addition, the Company assesses, in conjunction with its legal counsel, the need to record a liability for litigation and contingencies. The Company reserves for costs relating to these matters when a loss is probable and the amount can be reasonably estimated. The Company has an accrued expense in Accrued Litigation Costs for the following legal matters, however, the amount of future reserves required associated with these claims, if any, cannot be determined with certainty.

35

Michael Martin and Paris Arey vs. Beacon Enterprise Solutions Group, Inc. and MDT Labor, LLC

Jefferson County, Kentucky Circuit Court; Case No. 12CI-05572

Suit brought by former Beacon employees for claims for severance and change in control bonuses, breach of contract, wage claims, and other related employment matters.

Relief sought is approximately $570,000.

Parks v. Focus Fiber Solutions, et al. (the “WARN Act Case”)

E.D. Pa. No.: 5:2013-cv-04425-LS

and

Alexander v. Focus Fiber Solutions, et al. (the “FLSA Case”)

E.D. Pa. No.: 5:2014-cv-01681-LS

The Complaints allege violations of the Fair Labor Standards Act (“FLSA”), 29 U.S.C. § 201 et seq.

Claims for liability which Focus Fiber contends were assumed under a June 19, 2013 Asset Purchase Agreement, and are the obligations of other parties and/or other individuals or entities. The liability claims are being pursued against other parties and/or other individuals or entities for ultimate liability.

Relief sought is approximately $200,000.

Roadsafe Traffic Systems, Inc. v. Focus Fiber Solutions, LLC, et al vs. Zayo Group

Maricopa County Case No. CV2014-090231

Claim for payment for services which Focus Fiber contends were assumed under a June 19, 2013 Asset Purchase Agreement and are the obligations of other parties and/or other individuals or entities. The liability for this claims is being pursued against other parties and/or other individuals or entities for ultimate liability.

Relief sought is approximately $139,932.

Enterprise FM Trust v. Focus Venture Partners, Inc., et al.

District Court of Tulsa, Oklahoma, Case No. CJ 2013-05647

Claim for payment of amounts due which Focus Fiber contend were assumed under a June 19, 2013 Asset Purchase Agreement and are the obligations of other parties and/or other individuals or entities.

The amount of the claim is approximately $118,869.

EAN Services, LLC v. Focus Fiber Solutions, LLC

District Court of Tulsa, Oklahoma, Case No. CJ 2013-05529

Claim for payment of amounts due which Focus Fiber contend were assumed under a June 19, 2013 Asset Purchase Agreement and are the obligations of and/or other individuals or entities.

The amount of the claim is approximately $819,425.

Additionally, the Company has recorded Accrued Lease Termination Costs in the accompanying Consolidated Balance Sheets for the following two items:

Shorewood Packaging, LLC v. Optos Capital Partners, LLC.

Superior Court of New Jersey Law Div., Bergen County; Case No. BER-L-7469-13

Breach of Lease/Guarantee Claim for damages relative to a breach of lease agreement for the premises located at 1 Kero Road, Carlstadt, NJ 07072.

Relief sought is approximately $279,203.

Whitestar Properties, LLC v. Focus Venture Partners, Inc.

Lehigh County, PA; Case No. 2013-N-1466

Breach of Lease/Guarantee Claim for damages relative to lease agreement for the Premises located in Center Valley, PA

Relief sought is approximately $127,341.

36

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our shares were quoted on the OTC Bulletin Board, under the symbol “BEAC.OB”, until August 30, 2014. On August 30, 2014, the U.S. Securities and Exchange Commission (the “SEC”) suspended trading of our securities, since we failed to comply with certain reporting requirements outlined in the Securities Exchange Act of 1934. As a result, our shares are only quoted on the grey market. We have filed this Registration Statement on Form 10 with the Commission to satisfy the requirements related to reporting current and accurate information. It is our intention to upgrade our quotation to active status by filing this Form 10, and to allow our stock to be quoted on the OTC-pink sheets.

The following table sets for the range of high and low bid information for our common stock for the periods indicated. Such over-the-counter market quotations reflect inter-dealer prices without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

	Price Range
	Low	High
Year ended September 30, 2013
First quarter (October 1 to December 31, 2012)	$0.00	$0.03
Second quarter (January 1 to March 31, 2013)	$0.02	$0.03
Third quarter (April 1 to June 30, 2013)	$0.02	$0.03
Fourth quarter (July 1 to September 30, 2013)	$0.01	$0.03

Year ended September 30, 2014
First quarter (October 1 to December 31, 2013)	$0.01	$0.03
Second quarter (January 1 to March 31, 2014)	$0.02	$0.03
Third quarter (April 1 to June 30, 2014)	$0.02	$0.03
Fourth quarter (July 1 to September 30, 2014)	$0.03	$0.04

Year ended September 30, 2014 (Note 1)
First quarter (October 1 to December 31, 2013)	$-	$-

Note 1: The common stock of the Company was not quoted during this period.

Stockholders

There were 211 holders of record of our common stock as of March 6, 2015.

Dividends

We have not declared or paid any dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. We plan to retain any future earnings for use in our business operations. Any decisions as to future payments of cash dividends will depend on our earnings and financial position and such other factors as the Board deems relevant.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

Pursuant to the Merger Agreement, effective as of June 19, 2013, we issued to the former shareholders of Focus 1,250,011 shares of Beacon Series D preferred stock and 1,000,000 shares of Beacon Series E preferred stock. The 1,000,000 Series E preferred stock shares were subsequently cancelled effective September 30, 2013. During the first quarter of the year ended September 30, 2014, the Company granted 12,500 shares of Series D preferred stock to an employee, and 16,670 shares of Series D preferred stock to various vendors, in exchange for services. The Company has subscribed 414,800 shares of Series D preferred stock at approximately $4 per share, pursuant to an agreement with an equity funding partner.

37

The Beacon Series D preferred shares and the Beacon Series E preferred shares (together, the “Beacon Preferred Shares”) issued to former holders of capital stock of Focus in the Merger, and the Beacons Series D preferred shares issued during the first quarters of the years ended September 30, 2014 and 2014 were not registered under the Securities Act of 1933, as amended (the “Securities Act”) in reliance upon the exemption from registration provided by Section 4(2) of that Act and Regulation D promulgated thereunder, which exempts transactions by an issuer not involving any public offering. These securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. Certificates representing these securities contain a legend stating the same.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Common Stock

We are presently authorized to issue up to 70,000,000 shares of common stock, $0.001 par value per share, of which 39,987,080 shares of common stock are presently issued and outstanding. The holders of our common stock are entitled to receive dividends equally when, as and if declared by the Board of Directors, out of funds legally available therefor.

The holders of our common stock have sole voting rights, one vote for each share held of record, and are entitled upon liquidation of the Company to share ratably in our net assets available for distribution after payment of all our obligations of the Company and after provision has been made with respect to each class of stock, if any, having preference over the common stock, currently including our preferred stock. Shares of our common stock do not have cumulative voting rights and vote together with our preferred stock on all matters requiring stockholder approval. Therefore, the holders of a majority of the voting rights (which will rest with the Series D Preferred shareholders immediately following the mandatory conversion of Series D Preferred shares) stock may elect all of the directors of the Company, control its affairs and day-to-day operations. The shares of common stock are not redeemable and have no preemptive or similar rights. All outstanding shares of our common stock are validly issued, fully paid for and non-assessable.

Since inception, the Company has not paid any cash dividends on its common stock.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our directors and executive officers are indemnified as provided by the Nevada law and our Bylaws. These provisions state that our directors may cause us to indemnify a director or former director against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him as a result of him acting as a director. The indemnification of costs can include an amount paid to settle an action or satisfy a judgment. Such indemnification is at the discretion of our board of directors and is subject to the Securities and Exchange Commission’s policy regarding indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise. We have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

38

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial statements required to be included in this registration statement appear immediately following the signature page to this registration statement beginning on page F-1.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

(a)	No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

(b)	The following exhibits are provided as required by Item 601 of Regulation S-K (§229.601 of this chapter):

Exhibit Number	Description

2.1	Non-Interest-Bearing Promissory Note dated February 26, 2010 (incorporated by reference to Exhibit 2.03.A to the Company’s Current Report on Form 8-K filed March 2, 2010; Company File # 000-31355).

2.2	Subordinated Security Agreement dated February 26, 2010 (incorporated by reference to Exhibit 2.03.B to the Company’s Current Report on Form 8-K filed March 2, 2010; Company File # 000-31355).

2.3	Agreement and Plan of Merger dated June 19, 2013 (incorporated by reference to Exhibit 2.1 to the Company’s Form 8-K filed June 25, 2013)

3.1	Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed January 13, 2009).

3.2	Certificate of Designation of the Series B Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed August 19, 2008).

3.3	Restated Bylaws (Incorporated by reference to Exhibit 3.2 to Form 10-KSB dated October 16, 2003).

3.4	Certificate of Designation of Series C Preferred Stock (incorporated by reference to Exhibit 3.1 to our Quarterly Report on Form 10-Q for the period ended March 31, 2011 filed on May 16, 2011).

3.5	Amendment No. 1 to the Certificate of Designation of the Series C Preferred Stock (incorporated by reference to Exhibit 3.2 to our Quarterly Report on Form 10-Q for the period ended March 31, 2011 filed on May 16, 2011).

3.6	Articles of Merger (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed June 25, 2013)

3.7	Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K filed June 25, 2013)

39

3.8	Certificate of Designation of the Series D Preferred Stock (incorporated by reference to Exhibit 3.3 to the Company’s Form 8-K filed June 25, 2013)

3.9	Certificate of Designation of the Series E Preferred Stock (incorporated by reference to Exhibit 3.4 to the Company’s Form 8-K filed June 25, 2013)

3.10	Articles of Merger (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed March 19, 2014)

4.1	Form of warrant to purchase common stock granted in connection with August 19, 2008 financing arrangement between the Company and one of its directors (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K filed January 13, 2009; Company File # 000-31355).

4.2	Registration Rights Agreement dated November 12, 2008 by and between the Company and the placement agent for the November 2008 offering of Common Stock (incorporated by reference to Exhibit 4.2 to the Company’s Annual Report on Form 10-K filed January 13, 2009; Company File # 000-31355).

4.3	Form of warrant to purchase common stock granted in connection with November 2008 offering of Common Stock (incorporated by reference to Exhibit 4.3 to the Company’s Annual Report on Form 10-K filed January 13, 2009; Company File # 000-31355).

4.4	Form of convertible promissory notes and warrants granted in connection with the 2007 convertible debt financing (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated December 28, 2007; Company File # 000-31355).

4.5	Form of warrant to purchase common stock granted in connection with the offering of Series A and Series A-1 Preferred Stock, as amended and recirculated July 30, 2008 (incorporated by reference to Exhibit 4.5 to the Company’s Annual Report on Form 10-K filed January 13, 2009; Company File # 000-31355).

4.6	Form of warrant to purchase common stock granted to the placement agent retained in connection with the offering of Series A and Series A-1 Preferred Stock (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K dated December 28, 2007; Company File # 000-31355).

4.7	Form of warrant to purchase common stock granted to affiliates of placement agent retained in connection with the offering of Series A and Series A-1 Preferred Stock (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K dated December 28, 2007; Company File # 000-31355).

4.8	Form of warrant to purchase common stock granted in connection with the offering of Series B Preferred Stock (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q filed August 19, 2008; Company File # 000-31355).

4.9	Form of warrant to purchase common stock granted in connection with the July 2008 offering of Common Stock (incorporated by reference to Exhibit 4.2 to the Company’s Quarterly Report on Form 10-Q filed August 19, 2008; Company File # 000-31355).

4.10	Form of warrant to purchase common stock issued to J. Sherman Henderson and Robert A. Clarkson on July 10, 2008 (incorporated by reference to Exhibit 4.3 to the Company’s Quarterly Report on Form 10-Q filed August 19, 2008; Company File # 000-31355).

4.11	Form of the Convertible Promissory Notes, dated January 22, 2009, made and issued by the Company to various investors, in the aggregate principal amount of $500,000 (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q filed February 23, 2009; Company File # 000-31355).

40

4.12	Form of the Warrants, dated January 22, 2009, made and issued by the Company to various investors (incorporated by reference to Exhibit 4.2 to the Company’s Quarterly Report on Form 10-Q filed February 23, 2009; Company File # 000-31355).

4.13	Form of warrant to purchase common stock granted to the investors in connection with the June 2009 offering of Common Stock (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q filed August 12, 2009; Company File # 000-31355).

4.14	Form of warrant to purchase common stock granted to the investors in connection with the September 2009 Private Placement (incorporated by reference to Exhibit 4.14 to the Company’s Annual Report on Form 10-K filed December 29, 2009; Company File # 000-31355).

10.1	Employment Agreement between the Company and David Lethem dated June 2, 2014 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 3, 2014)

10.2	Securities Purchase Agreement dated June 19, 2013, by and between Focus Venture Partners, Inc. and 5G Investments, LLC (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed June 25, 2013)

10.3	Assignment and Consent to Assignment Agreement by and among Focus Venture Partners, Inc., Beacon Enterprise Solutions Group, Inc. and 5G Investments, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed June 25, 2013)

10.4	Amended and Restated Guarantee and Collateral Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed June 25, 2013)

10.5	Agreement dated June 19, 2013, by and among Focus Venture Partners, Inc., Beacon Enterprise Solutions Group, Inc. and Christopher B. Ferguson (incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K filed June 25, 2013)

10.6	Pledge and Escrow Agreement dated June 19, 2013, by and among Focus Ventures Partner, Inc., Beacon Enterprise Solutions Group, Inc. and the shareholders of Focus Ventures Partners, Inc.(incorporated by reference to Exhibit 10.4 to the Company’s Form 8-K filed June 25, 2013)

10.7	Factoring Agreement, dated May 12, 2014 by and between Focus Fiber Solutions, LLC and Amerifactors Financial Group, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on May 16, 2014)

10.8	Factoring Agreement, dated May 12, 2014 by and between Jus-Com, Inc. and Amerifactors Financial Group, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on May 16, 2014)

10.9**	Board Appointment Letter Agreement by and between the Company and John Klumpp dated June 2, 2014 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on June 5, 2014)

10.10	Offer of Settlement by and between the SEC and the Company dated September 8, 2014 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on September 11, 2014)

14.1	Code of Ethics (incorporated by reference to Exhibit 14.1 to the Company’s Annual Report on Form 10-K filed January 13, 2009; Company File # 000-31355).

21*	Subsidiaries of the Registrant.

*	Denotes filed herein.

**	Denotes compensatory plan or management contract.

41

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

FTE Networks, Inc.

Date: March 17, 2015	By:	/s/ Michael Palleschi
Michael Palleschi
Chief Executive Officer

Date: March 17, 2015	By:	/s/ David Lethem
David Lethem
Chief Financial Officer

42

FTE NETWORKS, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

of FTE Networks, Inc.

We have audited the accompanying consolidated balance sheets of FTE Networks, Inc. and Subsidiaries (the “Company”) as of September 30, 2014 and 2013, and the related consolidated statements of operations, stockholders’ deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FTE Networks, Inc. and Subsidiaries, as of September 30, 2014 and 2013, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum llp

New York, NY
March 17, 2015

F-2

FTE NETWORKS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,
	2014	2013
ASSETS
Current Assets:
Cash	$1,254	$32,754
Accounts receivable, net	1,904,770	910,928
Other current assets	654,618	946,422
Total current assets	2,560,642	1,890,104

Property and equipment, net	87,318	108,793
Deferred financing costs	-	481,782
Total Assets	$2,647,960	$2,480,679

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current Liabilities:
Accounts payable	3,357,647	3,736,407
Due to related parties	-	337,931
Accrued expenses and other current liabilities	3,357,839	1,376,520
Notes payable	4,495,982	7,257,170
Notes payable, related party	497,604	-
Accrued lease termination costs	406,544	406,544
Accrued litigation costs	1,848,226	1,848,226
Total Current Liabilities	13,963,842	14,962,798

Commitments and contingencies

Stockholders' Deficiency:
Preferred stock; $0.01 par value, 5,000,000 shares authorized:
Series A convertible preferred stock, stated value $1,000,
4,500 shares designated and 500 shares issued and outstanding
at September 30, 2014 and 2013 (liquidation preference $1,247,098)	5	5
Series A-1 convertible preferred stock, stated value $1,000,
1,000 shares designated and 295 shares issued and outstanding
at September 30, 2014 and 2013 (liquidation preference $810,952)	3	3
Series D convertible preferred stock, stated value $4,
2,000,000 designated and 1,693,981 and 1,250,011 shares
issued and outstanding at September 30, 2014 and 2013,
respectively (liquidation preference of $6,775,924)	16,940	12,500
Common stock; $0.001 par value, 70,000,000 shares
authorized; 39,987,080 shares issued and
outstanding at September 30, 2014 and 2013	39,987	39,987
Additional paid-in capital	930,227	-
Subscriptions receivable	(660,000)	(376,052)
Accumulated deficit	(11,643,044)	(12,158,562)
Total Stockholders' Deficiency	(11,315,882)	(12,482,119)
Total Liabilities and Stockholders' Deficiency	$2,647,960	$2,480,679

The accompanying notes are an integral part of these consolidated financial statements.

F-3

FTE NETWORKS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	September 30,
	2014	2013

Revenues, net of discounts	$16,932,031	$33,914,555
Cost of revenues	12,521,182	25,950,213
Gross Profit	4,410,849	7,964,342

Operating Expenses
Compensation expense	3,342,676	3,373,455
Selling, general and administrative expenses	1,181,928	2,230,967
Travel expense	271,420	1,008,789
Occupancy costs	198,900	1,168,817
Transaction expenses	263,625	316,448
Loss on disposal of assets	-	1,476,783
Total Operating Expenses	5,258,549	9,575,259
Operating Loss	(847,700)	(1,610,917)

Other Income (Expense)
Interest expense, net	(1,384,940)	(2,643,414)
Financing fees	-	(2,125,537)
Forgiveness of debt	2,748,158	-
Total Other Income (Expense)	1,363,218	(4,768,951)

Income (Loss) from Continuing Operations	515,518	(6,379,868)

Discontinued Operations
Loss from discontinued operations, net of tax	-	(4,159,049)
Gain on disposal, net of tax	-	3,583,408
Loss from Discontinued Operations, net of tax	-	(575,641)

Net Income (Loss)	515,518	(6,955,509)

Preferred stock dividends	79,561	127,816
Net Income (Loss) attributable to common shareholders	$435,957	$(7,083,325)

Basic earnings (loss) per share:
Continuing operations	$0.01	$(0.17)
Discontinued operations:
Operations	$-	$(0.11)
Gain on disposal	$-	$0.09
Total discontinued operations	$-	$(0.02)
Earnings (loss) per common share - basic	$0.01	$(0.19)

Diluted earnings (loss) per share:
Continuing operations	$0.01	$(0.17)
Discontinued operations:
Operations	$-	$(0.11)
Gain on disposal	$-	$0.09
Total discontinued operations	$-	$(0.02)
Earnings (loss) per share - diluted	$0.01	$(0.19)

Weighted average number of common shares outstanding
Basic	39,987,080	38,175,244
Diluted	41,247,894	38,175,244

The accompanying notes are an integral part of these consolidated financial statements.

F-4

FTE NETWORKS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY

FOR THE YEARS ENDED SEPTEMBER 30, 2014 AND 2013

	Preferred Stock						Common Stock
	Series A Convertible		Series A-1 Convertible		Series D Convertible				Paid In	Subscriptions	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	Total

Balance, September 30, 2012	-	$-	-	$-	589,734	$5,897	-	$-	$296,225	$-	$(889,423)	$(587,301)

Issuance of warrants in conjunction with debt offering	-	-	-	-	-	-	-	-	417,707	-	-	417,707
Cashless exercise of warrants	-	-	-	-	156,250	1,562	-	-	(1,562)		-	-
Issuance of shares to acquire MDT Labor	-	-	-	-	255,474	2,555	-	-	996,645	-	-	999,200
Issuance of shares as compensation	-	-	-	-	88,502	885	-	-	343,158		-	344,043
Return of MDT shares	-	-	-	-	(214,949)	(2,149)	-	-	(839,171)	-	-	(841,320)
Proceeds from sale of preferred stock	-	-	-	-	375,000	3,750	-	-	1,496,927	(376,052)	-	1,124,625
Beacon Enterprise Solutions Group Inc.'s ("BESG")
equity at the time of the exchange	500	5	295	3	-	-	39,987,080	39,987	40,476,230	-	(47,371,973)	(6,855,748)
Recapitalization of BESG's
accumulated deficit to the extent of APIC	-	-	-	-	-	-	-	-	(43,058,343)	-	43,058,343	-
Dividends accrued on preferred stock	-	-	-	-	-	-	-	-	(127,816)	-	-	(127,816)
Net loss	-	-	-	-	-	-	-	-	-	-	(6,955,509)	(6,955,509)

Balance, September 30, 2013	500	$5	295	$3	1,250,011	$12,500	39,987,080	$39,987	$-	$(376,052)	$(12,158,562)	$(12,482,119)

Issuance of preferred shares as compensation	-	-	-	-	29,170	292	-	-	116,388	-	-	116,680
Proceeds from sale of preferred shares, net	-	-	-	-	414,800	4,148	-	-	893,400	(283,948)	-	613,600
Dividends accrued on preferred stock	-	-	-	-	-	-	-	-	(79,561)	-	-	(79,561)
Net income	-	-	-	-	-	-	-	-	-	-	515,518	515,518

Balance, September 30, 2014	500	$5	295	$3	1,693,981	$16,940	39,987,080	$39,987	$930,227	$(660,000)	$(11,643,044)	$(11,315,882)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

FTE NETWORKS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	September 30,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$435,957	$(7,083,325)
Adjustments to reconcile net income (loss) to net cash (used in) operating activities:
Amortization of deferred financing costs	481,782	397,471
Amortization of note discount	-	-
Stock based compensation	116,680	344,043
Depreciation and amortization	41,390	392,749
Bad debt expense	267,998	227,657
Gain on forgiveness of debt	(2,748,158)	-
Loss on disposal of assets	-	1,476,783
Gain on sale of discontinued operations	-	(3,583,408)
Changes in operating assets and liabilities:		-
Accounts receivable, net	(1,261,840)	5,905,621
Other current assets	(46,127)	(220,798)
Accounts payable and accrued liabilities	618,323	(4,820,592)
Accrued litigation costs	-	406,544
Net cash used in operating activities	(2,093,995)	(6,557,255)

Cash flows from investing activities:
Acquisition of MDT Labor, LLC	-	(3,000,000)
Purchase of property and equipment	(24,915)	(936,051)
Proceeds from sales of property and equipment	5,000	-
Sales of customer list	-	14,413
Cash acquired in connection with the Beacon Merger	-	472
Net cash used in investing activities	(19,915)	(3,921,166)

Cash flows from financing activities:
Advances (payments) on factor lines of credit, net	984,236	(1,716,173)
Proceeds from issuance of notes payable, net	889,436	11,650,091
Payments on notes payable	(404,862)	(88,923)
Payments on notes payable - related parties	-	(1,024,128)
Proceeds from sale of preferred stock, net	613,600	1,124,625
Net cash provided by financing activities	2,082,410	9,945,492

Net change in cash	(31,500)	(532,929)
Cash, beginning of period	32,754	565,683
Cash, end of period	$1,254	$32,754

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$734,571	$2,028,319
Cash paid for income taxes	$-	$-

Non-cash investing and financing activities:
Warrants issued in connection with issuance of notes payable	$-	$417,707
Unpaid subscription for preferred shares	$283,948	$376,052

The accompanying notes are an integral part of these consolidated financial statements.

F-6

FTE NETWORKS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

	For the Years Ended
	September 30,
	2014	2013
Noncash investing and financing activities - continued:
Acquisition of MDT Labor, LLC
Assets acquired and liabilities assumed:
Cash and cash equivalents	$-	$433,771
Accounts receivable, net	-	4,315,794
Prepaid expenses and other current assets	-	382,671
Property and equipment, net	-	142,271
Goodwill recognized on purchase business combination	-	10,889,136
Line of credit	-	(3,123,694)
Accounts payable, accrued expenses and other current liabilities	-	(4,265,011)
Debt	-	(775,738)
Total purchase price	-	7,999,200
Less: cash paid to acquire MDT Labor, LLC	-	(3,000,000)
Non-cash consideration to seller	$-	$4,999,200

Non-cash consideration consisted of:
Promissory note to seller	$-	$4,000,000
Common shares of Focus Venture Partners, Inc.	-	999,200
Total non-cash consideration paid	$-	$4,999,200

Non cash consideration received - sale of MDT Labor, LLC	$-	$14,004,401

Non-cash consideration received -disposal of assets	$-	$667,975

The accompanying notes are an integral part of these consolidated financial statements.

F-7

FTE NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS AND HISTORY

Overview

FTE Networks, Inc. is a provider of international and regional telecommunications and technology systems and infrastructure services. FTE also offers managed information technology, telecommunications services, subscriber based services and staffing solutions through the following wholly owned subsidiaries:

•	FTE Network Services Inc. (“FTE Network Services”) specializes in the design, engineering, installation, and maintenance of all forms of telecommunications infrastructure. Services including engineering, consulting, design, installation in various categories including cabling, rack and stack, equipment installation and configuration, wiring build-outs, infrastructure build-outs, DC power installation, fiber placement, fiber cable splicing, and fiber testing.

•	FTE Wireless Service, LLC, offers wireless solutions to major wireless carriers including equipment installation, fiber backhaul, antennae installation and testing, small cell solutions, fiber-to-site and other turnkey solutions as needed by the clients.

•	FVP Worx is a multifaceted employment firm offering full service staffing solutions, specializing in telecommunications, technology and construction services industries.

History

Focus Venture Partners (“Focus”) was incorporated in the state of Nevada on March 26, 2012 as a holding company operating in the telecommunications industry managing and developing its wholly owned subsidiaries, which were focused on the development of telecommunications networks, acting as a service and support provider, as well as providing temporary and part-time staffing solutions. Through Optos Capital Partners, LLC, a Delaware limited liability company (“Optos”), its wholly owned subsidiary, Focus operated the following wholly owned entities:

•	Focus Fiber Solutions, LLC, a Delaware limited liability company (“Focus Fiber”), which specialized in the design, engineering, installation, and maintenance of a telecommunications infrastructure network.

•	JusCom, Inc., an Indiana corporation (“JusCom”), which was a telecommunication service provider providing various services including engineering consulting, design, installation and emergency response in various categories including cable rack/wiring buildouts, infrastructure buildouts, DC power installation, fiber cable splicing and security camera installation. JusCom also operated as a temporary and permanent staffing agency specializing in the telecommunications market.

•	MDT Labor, LLC d/b/a MDT Technical, a Delaware limited liability company (“MDT”), operated as a workforce management company providing temporary and permanent staffing services under the MDT Technical brand and as a telecommunication service provider providing various services including engineering consulting, design, installation and emergency response in various categories including cable rack/wiring buildouts, infrastructure buildouts, DC power installation, fiber cable splicing and security camera installation under its Beacon Solutions brand.

F-8

FTE NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS AND HISTORY, continued

History, continued

On May 10, 2013, Beacon Enterprise Solutions Group ("Beacon"), a Nevada Corporation, and Beacon Acquisition Sub, Inc., a Nevada Corporation, entered into a merger agreement with Focus (the “Merger Agreement”). On June 19, 2013, Focus consummated a “reverse shell merger” with Beacon and Beacon Acquisition Sub, a wholly owned subsidiary of Beacon (the “Merger Sub”). Pursuant to the Merger Agreement, the Merger Sub merged with and into Focus, with Focus continuing as the surviving corporation, with the result that Focus became a subsidiary of Beacon (the “Beacon Merger”).

In connection with the Beacon Merger, the board of directors authorized the designation of a new series of preferred stock, the Beacon Series D Shares, out of its available “blank check preferred stock” and authorized the issuance of up to 2,000,000 Beacon Series D Shares. We filed a Certificate of Designation with the Secretary of State of the State of Nevada on June 17, 2013. Under the Certificate of Designation, each Beacon Series D Share has various rights, privileges and preferences, including: (i) a stated value of $4.00 per share; (ii) mandatory conversion into 20 shares of Common Stock (subject to adjustments) upon the filing of the amendment to our Articles of Incorporation after incorporating the 1 for 20 reverse stock split of the outstanding shares of common stock required by the Merger Agreement; and (iii) a liquidation preference in the amount of the stated value.

Pursuant to the terms of the Merger Agreement: (i) shares of Series B Preferred Stock of Focus, par value $0.0001 per share (the “Focus Preferred B Shares”) and common stock of Focus, par value $0.0001 per share (the “Focus Common Stock”) were converted into the right to receive an aggregate of 1,250,011 shares of Beacon Series D Preferred Shares, par value $0.01 per share); (ii) all shares of Series A Preferred Stock of Focus, par value $0.0001 per share, were converted into the right to receive an aggregate number of 1,000,000 shares of Beacon Series E shares, par value $0.01 per share, (iii) all shares of capital stock of Merger Sub were converted into one share of Focus Common Stock. Each Beacon Series D and Beacon Series E share is entitled to vote alongside the common stockholders and has 20 and 1 vote(s) each, respectively. The Beacon Series E shares were subject to redemption and were recorded as a liability, but the shares were returned to the Company and derecognized on September 30, 2013. The Beacon Merger represented a change of control of Beacon and Focus management became responsible for the consolidated entity.

Following the Beacon Merger, Beacon changed its name to FTE Networks, Inc., which together with its subsidiaries is referred to herein as the “Company” or “FTE”. For accounting purposes, the Beacon Merger has been treated as an acquisition of Beacon by Focus, whereby Focus was deemed to be the accounting acquirer. The historical consolidated financial statements prior to June 19, 2013 are those of Focus Venture Partners. In connection with the Beacon Merger, Focus Venture Partners has restated its statements of stockholders’ deficiency and on a recapitalization basis so that all equity accounts are presented as if the recapitalization had occurred as of the beginning of the earliest period presented.

Assignment & Purchase Agreement

On June 19, 2013, Focus and 5G Investments, LLC (“5G”) entered into a securities purchase agreement (the “Purchase Agreement”) that provided for the purchase by 5G of up to $3,500,000 of shares of Focus Preferred B Shares. On June 19, 2013, 5G purchased 30,000 Focus Preferred B Shares at a price of $50.00 per share, for an aggregate purchase price of approximately $1,500,000. On June 19, 2013, FTE, 5G and Focus executed an Assignment and Consent to Assignment Agreement (the “Assignment”) which provided for the assignment of the Purchase Agreement by Focus to FTE. As a result, 5G may purchase up to an additional $2,000,000 of our securities into which the Focus Preferred B Shares were converted in the Merger, i.e., the Beacon Series D Shares, for a total of up to $5,500,000.

F-9

FTE NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS AND HISTORY, continued

Discontinued Operations

On June 19, 2013, the Company sold its entire member interest in MDT. Under the terms of the agreement the Company (through its wholly owned subsidiary, Optos), received total consideration of approximately $14.0 million, consisting of the assumption of approximately $13.0 million of debt and related interest as well as the relinquishment of the buyers’ shares of interest in Focus with a carrying value of $841,320.

The Company recorded a gain on the sale of MDT of $3,383,153 which is reflected in the accompanying consolidated statement of operations for the year ended September 30, 2013.

On June 19, 2013, the Company (through its wholly owned subsidiary Focus Fiber Solution) also sold to a third party principally all of the assets and liabilities, including but not limited to the accounts receivable, customer contracts, accounts payable, and other liabilities of a subsidiary, which primarily supported a single large customer. The terms of the Asset Purchase Agreement (“APA”) provided the conveyance of assets by Focus Fiber in the amount of $3,916,713 and the assumption of certain accounts payable and other obligations in the amount of $5,395,194, resulting in a gain on the disposition of this portion of the Company operations which it discontinued of $1,478,481.

The Company has accrued liabilities related to the APA totaling $1,278,226 for legal claims against the Company for the non-payment of certain unrecorded obligations and uncollected accounts receivable conveyed to or assumed by the third party. These claims reduced the gain on disposition to $200,255 (from the original gain of $1,478,481).

The gain of $200,255 on the disposition of this portion of the Company operations is reflected in the accompanying consolidated statement of operations for the year ended September 30, 2013.

The Company also discontinued the operations of Townsend Careers, LLC and CMK Resources Group, Inc. having minimal assets, liabilities and operations during the year ending September 30, 2013, without any sale or conveyance to a third party. Accordingly, no gain or loss is reflected within the consolidated statement of operations for the year ended September 30, 2013.

2.	SUMMARY OF SIGNIFICANT POLICIES

Basis of Presentation – The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). All intercompany balances and transactions have been eliminated in consolidation. As a result of the aforementioned dispositions, the consolidated balance sheets, consolidated statements of operations and the consolidated statements of cash flows included herewith as of, and for the year ended September 30, 2013, present the results of these dispositions as discontinued operations.

F-10

FTE NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT POLICIES, continued

Liquidity and Going Concern - The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. For the fiscal years ended September 30, 2014 and 2013 the Company has incurred negative cash flows from operations of approximately $2.1 million and $6.6 million, respectively. In addition, the Company has working capital deficiencies of $11.4 million and $13.1 million as of September 30, 2014 and 2013, respectively. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to the carrying amount and classification of recorded assets and liabilities should the Company be unable to continue operations. Management's plans are to continue to raise additional funds through the sales of debt or equity securities. Currently in process, management’s plans are to increase liquidity and enhance capital resources by completing negotiations for a $6 million asset-based line of credit which is in the final phases of the approval process and completion of refinancing $3.5 million of senior secured notes which will generate an approximate $1.45 million of availability to be used for expansion of the business. However, there is no assurance that additional financing will be available when needed or that management will be able to obtain and close financing on terms acceptable to the Company and whether the Company will become profitable and generate positive operating cash flow. If the Company is unable to raise sufficient additional funds, it will have to develop and implement a plan to further extend payables and reduce overhead until sufficient additional capital is raised to support further operations. There can be no assurance that such a plan will be successful.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. These estimates and judgments are based on historical information, information that is currently available to the Company and on various other assumptions that the Company believes to be reasonable under the circumstances. Actual results could differ from those estimates. The Company’s most significant estimates relate to its allowances for receivables, taxes and equity issuances.

Revenue and Cost of Goods Sold Recognition – Generally, including for the staffing business, revenue is recognized when all of the following criteria are met: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the price to the buyer is fixed or determinable, and (4) collectability is reasonably assured.

Due to the short term nature of the Company’s construction contracts, revenue is recognized once 100% of a contract segment is completed. A contract may have many segments, of which, once a segment is completed, the revenue for the segment is recognized when no further significant performance obligations exists. The Network’s construction contracts or segments of contracts typically range from several days to two to four months. Contract costs may be billed as incurred. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools and repairs. Selling, general and administrative costs are charged to expense as incurred. The Company begins recognizing revenue on a project as project costs are incurred. Costs may be incurred before the Company has persuasive evidence of an arrangement. In those cases, if recoverability from that arrangement is probable, the project costs are deferred and revenue recognition is delayed.

Provisions for losses on uncompleted contracts are made in the period such losses are known. Changes in job performance, job conditions and estimated profitability, including those arising from contract penalty provisions, changes in raw materials costs, and final contract settlements may result in revisions to revenue, costs and income and are recognized in the period in which the revisions are determined.

F-11

FTE NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT POLICIES, continued

Accounts Receivable and Allowance for Doubtful Accounts - The Company recognizes an allowance for doubtful accounts to ensure that accounts receivable are not overstated due to un-collectability. At the time accounts receivable are originated, the Company considers a reserve for doubtful accounts based on the creditworthiness of customers.

Aged accounts receivable are reviewed by management for collectability. The provision for uncollectible amounts is continually reviewed and adjusted to maintain the allowance at a level considered adequate to cover future losses. The allowance is management’s best estimate of uncollectible amounts and is determined based on historical performance that is tracked by the Company on an ongoing basis. The customer is billed after the job has been completed, inspected and approval is obtained by its customer. The segmentation of large contracts into small manageable contracts allows for a particular job to be completed, inspected and approved for payment by our customer, with this cycle taking approximately up to several weeks.  The payments terms are 30 days. As of September 30, 2014, management has provided for an allowance for doubtful accounts of $267,998. The allowance for doubtful accounts was not material as of September 30, 2013.

Deferred Financing Costs - The Company has recorded deferred financing costs as a result of fees incurred by the Company in conjunction with its debt financing activities. These costs are amortized to interest expense using the straight-line method which approximates the interest rate method over the term of the related debt. As of September 30, 2014 and 2013, unamortized deferred financing costs were $0 and $481,782 respectively. Amortization of such fees were $481,782 and $397,471 for the years ended September 30, 2014 and 2013, respectively.

Property and Equipment Property and equipment are stated at the lower of cost or fair value. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets.

Estimated Life
Machinery & equipment	6-8 years
Vehicles & trailers	7-10 years
Computer equipment & software	2-5 years

The estimated useful lives are based on the nature of the assets as well as current operating strategy and legal considerations such as contractual life. Future events, such as property expansions, property developments, new competition, or new regulations, could result in a change in the manner in which the Company uses certain assets requiring a change in the estimated useful lives of such assets.

Maintenance and repairs that neither materially add to the value of the asset nor appreciably prolong its life are charged to expense as incurred. Gains or losses on disposition of property and equipment are included in the statements of operations.

F-12

FTE NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT POLICIES, continued

Valuation of Long-lived Assets The Company evaluates its long-lived assets for impairment in accordance with related accounting standards. Assets to be held and used (including projects under development as well as property and equipment), are reviewed for impairment whenever indicators of impairment exist. If an indicator of impairment exists, the Company first groups its assets with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities (the “asset group”). Secondly, the Company estimates the undiscounted future cash flows that are directly associated with and expected to arise from the completion, use and eventual disposition of such asset group. The Company estimates the undiscounted cash flows over the remaining useful life of the primary asset within the asset group. If the undiscounted cash flows exceed the carrying value, no impairment is indicated. If the undiscounted cash flows do not exceed the carrying value, then an impairment is measured based on fair value compared to carrying value, with fair value typically based on a discounted cash flow model. If an asset is still under development, future cash flows include remaining construction costs. There were no impairments during the periods presented.

Equity - The Company applies the classification and measurement principles enumerated in Accounting Standards Codification (“ASC”) 815 “Derivatives and Hedging” with respect to accounting for its issuances of the preferred stock. The Company is required, under Nevada law, to obtain the approval of its Board of Directors in order to effectuate a merger, consolidation or similar event resulting in a more than 50% change in control or a sale of all or substantially all of its assets. The Company evaluates convertible preferred stock at each reporting date for appropriate balance sheet classification.

Income Taxes – The Company records income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carryforwards. Accounting standards regarding income taxes requires a reduction of the carrying amounts of deferred tax assets by a valuation allowance, if based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed at each reporting period based on a “more likely than not” realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, the Company’s experience with operating loss and tax credit carryforwards not expiring unused, and tax planning alternatives.

The net income (loss) generated from Optos Capital, Jus-Com, and Focus Fiber was previously treated as pass-through income (of an S-Corp or partnership) for federal and state income tax purposes until May 9, 2012, at which time Focus Venture Partners, Inc. became the sole owner of Optos, changing the tax status of the group to a consolidated C Corporation for federal income tax purposes. After the Merger of June 19, 2013, the tax status remained that of C Corporation with the inclusion of Beacon and the provision for income tax includes in the combined financial results and position for the consolidated group of entities. Significant judgment is required in evaluating the Company’s tax positions and determining its provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. Accounting standards regarding uncertainty in income taxes provides a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely, based solely on the technical merits, of being sustained on examinations. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes.

F-13

FTE NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT POLICIES, continued

Income Taxes, continued - During the period of October 31, 2012, through September 30, 2014, the Company operated primarily in Arizona, Georgia, Nevada, Pennsylvania, Texas and Virginia. If the Company is required to pay income taxes or penalties in the future, penalties will be recorded in general and administrative expenses and interest will be separately stated as interest expense. The Company’s tax returns for the periods from January 1, 2011 through September 30, 2014 remain subject to examination.

Segment Reporting – The Company operates in the telecommunications infrastructure services industry and, effective May 8, 2014, entered the staffing industry. The Company’s staffing business is in the development stage and only generated negligible revenues and expenses through December 31, 2014. Consequently, the Company has concluded that the staffing business hasn’t risen to the level where it qualified as a separate segment. When, and if, the staffing business qualifies as a separate segment, the Company will commence segment reporting in accordance with US GAAP.

Earnings (Loss) Per Share – Basic earnings (loss) per common share is computed by dividing net income (loss) attributable to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per common share is computed by dividing net income (loss) attributable to common shareholders by the weighted average number of shares of common stock outstanding during the period, increased to include the number of additional shares of common stock that would have been outstanding if potentially dilutive securities had been issued using the treasury stock method.

The following table sets forth the computation of basic and diluted earnings (loss) per common share from continuing operations:

	For the Years Ended
	September 30,
	2014	2013

Numerator:
Net income (loss) from continuing operations	$515,518	$(6,379,868)
Preferred stock dividends	(79,561)	(127,816)
Net income (loss) attributable to common shareholders
from continuing operations	$435,957	$(6,507,684)

Denominator:
Weighted average number of common shares outstanding - basic	39,987,080	38,175,244

Effect of dilutive securities:
Convertible preferred stock, Series A	667,169	-
Convertible preferred stock, Series A-1	393,645	-
Convertible debt	200,000	-
Total dilutive shares	1,260,814	-

Weighted average number of common shares outstanding - diluted	41,247,894	38,175,244

Earnings (loss) per share from continuing operations:
Basic	$0.01	$(0.17)
Diluted	$0.01	$(0.17)

F-14

FTE NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT POLICIES, continued

Earnings (Loss) Per Share, continued – The following securities are excluded from the calculation of weighted average dilutive common shares because they are not currently convertible, or because their inclusion would have been anti-dilutive:

	September 30,
	2014	2013

Convertible preferred stock, Series A	-	667,169
Convertible preferred stock, Series A-1	-	393,645
Convertible preferred stock, Series D [1]	677,592,400	500,004,400
Warrants	2,918,254	7,720,374
Convertible debt	-	200,000
Total potentially dilutive shares	680,510,654	508,985,588

[1] The Series D preferred shares are mandatorily convertible at a rate of 400 pre-split shares of common stock for each share of preferred stock upon (a) a sufficient increase in the authorized common shares; and (b) a reverse split of the common shares.

Advertising – Advertising costs, if any, are expensed as incurred. For the years ended September 30, 2014 and 2013, respectively, the Company's spending on advertising was not material.

Cash and Cash Equivalents - The Company considers all holdings of highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. As of September 30, 2014 and 2013, the Company did not have any cash equivalents.

Fair Value of Financial Instruments – The Company bases its fair value determinations of the carrying value of other financial assets and liabilities on an evaluation of their particular facts and circumstances and valuation techniques that require judgments and estimates. Valuation techniques used to measure fair value maximize the use of relevant observable inputs and minimize the use of unobservable inputs. The fair value hierarchy gives the highest priority to observable inputs such as quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement falls is determined based on the lowest level input that is significant to the valuation technique. As of September 30, 2014 and 2013, none of our assets or liabilities were subject to fair value measurements.

The carrying amounts reflected in the combined balance sheets for cash, accounts receivable, accounts payable and accrued liabilities, and promissory notes approximate the respective fair value due to the short maturities of these items.

Concentration of Credit Risk – Financial instruments that potentially expose the Company to significant concentrations of credit risk consist principally of cash and accounts receivable. The Company places its cash with financial institutions with high credit ratings, maintaining balances below the $250,000 FDIC insured amount. The Company is subject to risk of nonpayment of its trade accounts receivable.

The Company’s customer base is highly concentrated. As of September 30, 2014 the Company’s two largest customers, Customer A and Customer B, represented 41% and 18% of accounts receivable, respectively. As of September 30, 2013 the Company’s two largest customers, Customer A and Customer C, represented 49% and 13% of accounts receivable, respectively.

Revenue may significantly decline if the Company were to lose one or more of its significant customers. For the year ended September 30, 2013, Company’s two largest customers, Customer B and Customer A, represented approximately 64% and 25% of revenues, respectively. For the year ended September 30, 2014, the Company’s largest customer (Customer A), represented approximately 73% of revenues.

F-15

FTE NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT POLICIES, continued

Discontinued Operations - The Company accounts for its discontinued operations under the provisions of Accounting Standards Codification (“ASC”) ASC 205-20 “Presentation of Financial Statements – Discontinued Operations”. Accordingly, the results of operations and related charges for discontinued operations with respect to the sales of its divisions, are reflected in net loss from discontinued operations.

Recent Accounting Pronouncements – In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which supersedes nearly all existing revenue recognition guidance under US GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five-step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing US GAAP. The standard is effective for annual periods beginning after December 15, 2016, and interim periods therein. Early adoption is not permitted. We are currently assessing the impact, if any, of implementing this guidance on our financial position, results of operations and liquidity.

In April 2014, the Financial Accounting Standards Board ("FASB") issued ASU 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. ASU 2014-08 states that only disposals of a component that represents a strategic shift that has (or will have) a major effect on an entity's operations and financial results is a discontinued operation. The new guidance also requires expanded disclosures about discontinued operations and disposals of a significant part of an entity that does not qualify for discontinued operations reporting. The guidance is effective for annual periods beginning on or after December 15, 2014, with early adoption permitted, but only for disposals (or classifications as held for sale) that have not been reported in previously-issued financial statements. We are currently assessing the impact, if any, of implementing this guidance on our consolidated financial position, results of operations and liquidity.

In July 2013, the FASB issued Accounting Standards Update ("ASU") 2013-11 "Income Taxes (Topic 740). The objective of the amendments in this Update is to eliminate the diversity in practice relative to financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The amendments are effective prospectively for reporting periods beginning after December 15, 2013.  The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

3.	OTHER CURRENT ASSETS

Other current assets consist of the following:

	September 30,
	2014	2013
VAT taxes receivable, net	$-	$164,127
Other receivables	574,531	573,977
Prepaid and other	80,087	208,318
	$654,618	$946,422

VAT taxes receivable represent value added taxes paid related to former operations in Ireland, which are refundable to the Company, and are presented net of a reserve for uncollectible amounts of $464,047 at September 30, 2014 and 2013.

F-16

FTE NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.	PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following as of September 30, 2014 and 2013:

	September 30,
	2014	2013
Machinery & equipment	$115,181	$115,181
Vehicles & trailers	12,713	17,713
Computer equipment & software	53,265	28,350
	181,159	161,244
Less: accumulated depreciation	(93,841)	(52,451)
	$87,318	$108,793

Depreciation expense for the years ending September 30, 2014 and 2013 was $41,390 and $392,749, respectively.

Fixed Asset Dispositions

In July 2013, a major customer of the Company defaulted on its invoice payments, creating immediate cash flow issues for the Company, which required the complete cessation of the project. As a result, certain assets related to this project were abandoned or sold.  During the year ended September 30, 2013 the Company recorded a loss of $1.5 million related to the disposal of these assets having a net book value of $2.2 million. The Company received non-cash proceeds of $0.7 million upon the disposition of which includes the assumption of $0.6 million of the Company’s debt.

5.	FACTORING AGREEMENT

AmeriFactors Financial Group

On May 12, 2014, the Company entered into an exclusive Factoring Agreement ("the AmeriFactors Agreement") with AmeriFactors Financial Group, LLC (AmeriFactors). The one year agreement between the Company and AmeriFactors provides for AmeriFactors to purchase up to $7,000,000 of the Company's qualified net accounts receivable during the term of the AmeriFactors Agreement, and is renewable on a year to year basis. Unpaid accounts receivable purchased by AmeriFactors cannot exceed $3,000,000 at any time. Under the terms of the AmeriFactors Agreement, the Company receives 85% of the net sale amount up front, plus additional conditional consideration upon the collection of the receivable. The AmeriFactors Agreement will automatically renew on May 12, 2015, unless proper notice of cancellation is given by either party.

The Company’s accounts receivable are purchased by AmeriFactors on a recourse basis. Certain officers of the Company have provided a personal guarantee.

As of September 30, 2014 under the AmeriFactors Agreement, the Company had factored receivables in the amount of $1,162,032, and recorded a liability of $984,236, which is included as a component of accrued expenses and other current liabilities on the accompanying consolidated balance sheet. Discounts provided and interest charged related to factoring of the accounts receivable have been expensed on the accompanying combined statements of operations as interest expense.

F-17

FTE NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.	NOTES PAYABLE

Notes payable consists of the following as of September 30, 2014 and 2013:

	September 30,
Vendor Notes	2014	2013
Short term vendor notes ("Vendor Notes") issued during August 2014 at 0% stated interest. Terms range from 4 months to 12 months. (B)	$106,000	$-
Short term vendor note issued on December 31, 2013 at a stated interest rate of 5% per annum. Note is payable in 4 quarterly installments of principal and interest beginning on August 31, 2014. (A)	130,970	-

Senior Secured Notes
Senior secured notes, secured by the assets of the Company, at a stated interest rate of 15%. This note is past due.	3,550,012	3,550,012

Demand Notes
Amount due under Term Loan (C)	-	2,998,158

Other Notes Payable
Bridge Note, bearing interest at 10% per annum, issued on November 15, 2007, one-half payable 60 days following the consummation of the merger, and the remainder due in 12 monthly installments beginning the following month; convertible into shares of the company’s common stock at a conversion price equal to the greater of $0.50 per share or a 10% discount to the 10 day Volume Weighted Average Price of the Company’s common stock.	100,000	100,000
Bridge Note, bearing interest at 12% per annum, issued on June 29, 2012, due 24 months from date of issuance. This note is past due.	609,000	609,000
Total Notes payable	$4,495,982	$7,257,170

Notes Payable, Related Parties	September 30,
	2014	2013
Unsecured Note Payable to an employee of the Company, issued on May 16, 2014, bearing interest at 6% per annum, due 12 months from date of issuance.	$50,000	$-
Unsecured notes payable, bearing interest at 6% per annum, issued on December 31, 2013, due 12 months from date of issuance. (F)	164,605	-
Unsecured notes payable, no stated interest, issued on January 14, 2014, payable upon demand. (D)	157,302	-
Unsecured notes payable, bearing interest at 6% per annum, issued on May 16, 2014, due 12 months from date of issuance. (E)	125,697	-
Total Related Party Notes Payable, current	$497,604	-

F-18

FTE NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.	NOTES PAYABLE, continued

(A)	On December 31, 2013, the Company issued an unsecured promissory note for $171,634 to a vendor. The note bears interest at 5% per annum and is payable in four equal quarterly installments beginning August 31, 2014, until May 2015 at which time the unpaid balance of interest and principal becomes due.

(B)	During August, 2014, the Company issued 5 unsecured notes payable for an aggregate $165,000 to certain of its vendors. These notes are non-interest bearing with the final one due by September 30, 2015.

(C)	On December 3, 2012, entered into a term loan agreement (the “Term Loan”). The Term Loan bore interest at a rate of 13.0% and was initially scheduled to mature on October 31, 2013. In connection with the issuance of the Term Loan, the Company granted warrants to the lender for the purchase of 5,227,841 shares of FVP common stock (FVP warrants), with a grant date value of $417,707, which was recorded as a discount to the note payable balance, and amortized using the effective interest method over the term of the note. The principal balance of the Term Loan note was $2,998,158 as of September 30, 2013. On December 31, 2013, the Term Loan was canceled in exchange for a payment of $250,000. Simultaneously, the Company issued 156,250 shares of its Series D Preferred Stock in exchange for the FVP warrants. The Company expensed the remaining discount and recorded a gain on forgiveness of debt of $2,748,158 related to the cancelation of the Term Loan, which is recorded in the accompanying Statement of Operations.

(D)	On January 14, 2014, the Company issued an unsecured note payable in the amount $177,302 to TBK327 Partners, LLC, and an affiliate of the Company under the common control of a major shareholder of the Company. The note has a stated interest rate of 6%, and matures on October 1, 2015.

(E)	On May 16, 2014, the Company issued an unsecured note payable in the amount of $80,000 to TBK327 Partners, LLC in exchange for cash provided by the holder. The notes bear interest at 6% per annum and matures twelve months from the date of issuance.

(E)	On May 16, 2014, the Company issued an unsecured note payable in the amount of $50,000 to TLP Investments, LLC, which is controlled by the spouse of the Company’s chief executive officer, in exchange for cash provided by the holder. The notes bear interest at 6% per annum, and mature twelve months from the date of issuance.

(F)	On December 31, 2013 the Company issued an unsecured note payable in the amount of $195,500 to TLP Investments. The notes bears interest at 6% per annum and is due twelve months from the date of issuance.

During the year ended September 30, 2014, the Company recorded interest expense of $21,375 related to the aforementioned related party notes.

The Company has suspended payments on all of its notes payable, pending completion of its anticipated refinancing. The holders of the Senior Secured Notes have agreed to forebear collection pending the outcome of such refinancing. As a result, all of the Company’s notes are currently reflected as current.

F-19

FTE NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

As of September 30, 2014 and 2013, Accrued Expenses and Other Current Liabilities were comprised of the following:

	September 30,
	2014	2013
Accrued interest payable	$1,368,134	$720,460
Factoring advance payable	984,236	-
Accrued dividends payable	625,417	545,856
Accrued work-in-process	227,369	-
Accrued wages	131,596	-
Other accrued expense	21,087	110,204
Total	$3,357,839	$1,376,520

8.	COMMITMENTS AND CONTINGENCIES

Guarantees

The Chief Executive Officer (“CEO”) personally guaranteed several obligations of the Company during fiscal 2014 and during the first quarter of fiscal 2015. The CEO established a personal credit card account for the purchase of goods and services by FTE. While the credit card balances are reflected in the Company’s books and records, the CEO is personally liable for the payment of the entire amount of the open credit obligation, which has been as high as $75,000 during the reporting period. Additionally, the Company has entered into several secured equipment financing arrangements in the first quarter of fiscal 2015 with total obligations of approximately $240,000. The financing terms of these arrangements required the guaranty of a Company officer, which was provided by the CEO.

During 2014, the Company entered into factoring agreements subject to and agreed upon based, in part, on the guarantees of the Company, its President and its Chief Executive Officer. Both officers provided the form of guaranty requested by the factoring company.

Property Lease Obligations

On November 1, 2013, the Company entered into a two year lease for 3,310 square feet of office space located in Naples, Florida. The lease required a $5,000 security deposit and the prepayment of the last two months’ rent at the inception of the lease. Monthly payments under the lease are $3,500 per month.

On September 22, 2014, the Company entered into a one year lease for 7,669 square feet of office space in Seattle, Washington, at a monthly rent of $6,300.

On October 1, 2014, the Company entered into a one year lease for 4,000 square feet of office space in Indianapolis, Indiana, at a monthly rent of $2,417.

F-20

FTE NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.	COMMITMENTS AND CONTINGENCIES, continued

Property Lease Obligations, continued

The remaining aggregate lease payments under the operating lease for the facilities as of September 30, 2014 are as follows:

For the Years Ending September 30,	Amount
2015	$140,300
2016	10,750
Thereafter	-
Total	$151,050

Rental expense, resulting from property lease agreements, for the years ending September 30, 2014 and 2013, respectively was $167,300 and $387,000.

In July, 2013, the Company defaulted on two lease obligations with terms through December 2015 and February 2016, respectively. The landlord of one location has made a claim of $127,342 for the unpaid lease obligation due. For the other obligation, the lease obligation claim is for $279,203. The Company has accrued $406,545 for these lease obligations for the year ended September 30, 2013.

Employment Agreements

On June 2, 2014, FTE Networks entered into an employment agreement with David Lethem whereby Mr. Lethem agreed to serve as our Chief Financial Officer in consideration of a salary of $120,000 per year, with standard employee insurance and other benefits.  The employment agreement commenced on June 2, 2014 and ends on June 2, 2016, after which it is renewable on a year to year basis, until terminated by either party with 30 days written notice.

On February 11, 2013, FTE Networks entered into an Employment Agreement with Theresa Carlise whereby Ms. Carlise agreed to serve as the Chief Financial Officer at an annual salary of $120,000 per year. Ms. Carlise resigned from the Company on May 14, 2014. The Company extended an agreement with Ms. Carlise to provide additional support on a contract basis through February 28, 2015.

On October 14, 2013, FTE Networks entered into an employment agreement with John Wood whereby Mr. Wood agreed to serve as our Chief Operating Officer and President of our subsidiary FTE Network Services in consideration of a salary of $162,500 per year, with standard employee insurance and other benefits.  The employment agreement commenced on October 14, 2013 and ends on October 14, 2016, after which it is renewable on a year to year basis, until terminated by either party with 30 days written notice.

On June 2, 2014, FTE Networks entered into an employment agreement with John Klumpp whereby Mr. Klumpp agreed to serve on the Board of Directors. Subsequently, Mr. Klumpp joined the FTE Networks executive team as Chief Strategy Officer in consideration of a salary of $180,000 per year, with standard employee insurance and other benefits.

On June 13, 2014, FTE Networks entered into an employment agreement with Michael Palleschi whereby Mr. Palleschi agreed to serve as our Chief Executive Officer in consideration of a salary of $182,000 per year, with standard employee insurance and other benefits.  The employment agreement commenced on June 13, 2014 and ends on June 13, 2017, after which it is renewable on a year to year basis, until terminated by either party with 30 days written notice.

F-21

FTE NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8	COMMITMENTS AND CONTINGENCIES, continued

Accrued Litigation Expense

Legal Matters The Company is involved in litigation claims arising in the ordinary course of business. Legal fees and other costs associated with such actions are expensed as incurred. In addition, the Company assesses, in conjunction with its legal counsel, the need to record a liability for litigation and contingencies. The Company reserves for costs relating to these matters when a loss is probable and the amount can be reasonably estimated. The Company has an accrued expense in Commitments and Contingencies for the following legal matters, however, the amount of future accruals required associated with these claims, if any, cannot be determined with certainty.

Michael Martin and Paris Arey vs. Beacon Enterprise Solutions  Group, Inc. and MDT Labor, LLC

Jefferson County, Kentucky Circuit Court; Case No. 12CI-05572

Suit brought by former Beacon employees for claims for severance and change in control bonuses, breach of contract, wage claims, and other related employment matters.

Relief sought is approximately $570,000, which has been fully accrued for by the Company.

Parks v. Focus Fiber Solutions, et al. (the “WARN Act Case”)

E.D. Pa. No.: 5:2013-cv-04425-LS

and

 Alexander v. Focus Fiber Solutions, et al. (the “FLSA Case”)

E.D. Pa. No.: 5:2014-cv-01681-LS

The Complaints allege violations of the Fair Labor Standards Act (“FLSA”), 29 U.S.C. § 201 et seq.

Claims for liability which Focus Fiber contends were assumed under a June 19, 2013 Asset Purchase Agreement and are the obligations of other parties and/or other individuals or entities. The liability claims are being pursued against other parties and/or other individuals or entities for ultimate liability.

Relief sought is approximately $200,000, which has been fully accrued for by the Company.

Roadsafe Traffic Systems, Inc. v. Focus Fiber Solutions, LLC, et al vs. Zayo Group

Maricopa County Case No. CV2014-090231

Claim for payment for services which Focus Fiber contends were assumed under a June 19, 2013 Asset Purchase Agreement and are the obligations of other parties and/or other individuals or entities. The liability for this claims is being pursued against other parties and/or other individuals or entities for ultimate liability.

Relief sought is approximately $139,932, which has been fully accrued for by the Company.

Enterprise FM Trust v. Focus Venture Partners, Inc., et al.

District Court of Tulsa, Oklahoma, Case No. CJ 2013-05647

Claim for liability which Focus Fiber contends were assumed under a June 19, 2013 Asset Purchase Agreement and are the obligations of other parties and/or other individuals or entities. The liability for this claims is being pursued against other parties and/or other individuals or entities for ultimate liability.

The amount of the claim is approximately $118,869, which has been fully accrued for by the Company.

EAN Services, LLC v. Focus Fiber Solutions, LLC

District Court of Tulsa, Oklahoma, Case No. CJ 2013-05529

Claim for liability which Focus Fiber contends were assumed under a June 19, 2013 Asset Purchase Agreement and are the obligations of other parties and/or other individuals or entities. The liability for this claims is being pursued against other parties and/or other individuals or entities for ultimate liability.

The amount of the claim is approximately $819,425, which has been fully accrued for by the Company.

F-22

FTE NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.	COMMITMENTS AND CONTINGENCIES, continued

Accrued Litigation Expense, continued

Additionally, the Company has fully reserved for the following two items as Accrued Lease Termination Costs in the accompanying Consolidated Balance Sheets.

Shorewood Packaging, LLC v. Optos Capital Partners, LLC.

Superior Court of New Jersey Law Div., Bergen County; Case No. BER-L-7469-13

Breach of Lease/Guarantee Claim for damages relative to a breach of lease agreement for the premises located at 1 Kero Road, Carlstadt, NJ 07072.

Relief sought is approximately $279,203 which has been fully accrued for by the Company.

Whitestar Properties, LLC v. Focus Venture Partners, Inc.

Lehigh County, PA; Case No. 2013-N-1466

Breach of Lease/Guarantee Claim for damages relative to lease agreement for the Premises located in Center Valley, PA

Relief sought is approximately $127,341 which has been fully accrued for by the Company.

9.	INCOME TAXES

The Company files a consolidated U.S. federal income tax return and various state tax returns.

The following summarizes the income tax provision (benefit):

	For The Years Ended
	September 30,
	2014	2013
Current:
Federal	$512,080	$-
State and local	45,184	-
Utilization of fully reserved net operating losses	(557,264)	-
	-	-
Deferred:
Federal	188,957	(2,341,486)
State and local	16,673	(206,602)
	205,630	(2,548,088)

	205,630	(2,548,088)
Change in valuation allowance	(205,630)	2,548,088
Income tax provision (benefit)	$-	$-

F-23

FTE NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.	INCOME TAXES, continued

The Company has the following net deferred tax assets:

	September 30,
	2014	2013

Net operating loss carryforwards	$1,470,522	$2,027,786
Accruals	1,353,310	1,100,835
Other-reserves	329,596	230,437
	3,153,428	3,359,058

Valuation allowance	(3,153,428)	(3,359,058)

Deferred tax assets, net	$-	$-

The reconciliation of the expected tax expense (benefit), based on statutory rates, with the actual expense, is as follows:

	For The Years Ended
	September 30,
	2014	2013
Expected federal statutory rate	34.0%	(34.0%)
State tax rate, net of federal benefit	3.2%	(3.0%)
Permanent differences - meals & entertainment	2.7%	0.4%
Change in valuation allowance	(39.9%)	36.6%

Income tax provision (benefit)	0.0%	0.0%

For the years ended September 30, 2014 and 2013, the Company had approximately $3,794,000 and $5,480,000 of federal and state net operating loss carryovers (“NOLs”), respectively, which begin to expire in 2032. These net operating loss carryovers are subject to annual limitations under Internal Revenue Code Section 382 if there is a greater than 50% ownership change. In addition, Beacon had generated approximately $25 million of NOLs prior to the Beacon Merger, which the Company’s preliminary analysis indicates would be subject to significant limitations pursuant to Internal Revenue Code Section 382 such that no deferred tax asset has been reflected herein related to the Beacon NOLs.

The Company, after considering all available evidence, fully reserved its deferred tax assets since it is more likely than not that such benefits will not be realized in future periods. Although the Company generated book and tax income during the year ended September 30, 2014, prior to that the Company was incurring regular book and tax losses. The Company will continue to evaluate its deferred tax assets to determine whether any changes in circumstances could affect the realization of their future benefit. If it is determined in future periods that portions of the Company’s deferred tax assets satisfy the realization standards, the valuation allowance will be reduced accordingly. During the years ended September 30, 2014 and 2013 the valuation allowance decreased by $205,630 and increased by 2,548,087, respectively.

The Company does not have any uncertain tax positions for which it is reasonably possible that the total amount of gross unrecognized tax benefits will increase or decrease within 12 months of September 30, 2014. The unrecognized tax benefits may increase or change during the next year for items that arise in the ordinary course of business.

F-24

FTE NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.	STOCKHOLDERS’ EQUITY

Authorized Capital

FTE is currently authorized to issue up to 70,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of convertible preferred stock, par value $0.01 per share, of which the following series have been designated: 4,500 shares of Series A, 1,000 shares of Series A-1, 4,000 shares of Series B, 400 shares of Series C-1 2,000 shares of Series C-2, 110 shares of Series C-3 and 2,000,000 shares of Series D.

Beacon Solutions 2008 Long Term Incentive Plan

The Beacon Solutions 2008 Long Term Incentive Plan (“the 2008 Plan”) was approved by stockholders on April 16, 2009. The 2008 Plan initially provided for 1,000,000 shares of common stock to be reserved under the plan. On May 26, 2011 a majority of the Company’s stockholders approved a resolution to reserve and authorized an additional 1,000,000 shares of the Company’s common stock under the 2008 Plan. On September 30, 2012 there were 1,025,000 options outstanding under the 2008 Plan. These options expired during the year ended September 30, 2013. There were no equity awards outstanding under the 2008 Plan as of September 30, 2013 or 2014.

Common Stock

The Company is presently authorized to issue up to 70,000,000 shares of common stock, $0.001 par value per share, of which 39,987,080 shares of common stock are presently issued and outstanding. The holders of the Company’s common stock are entitled to receive dividends equally when, as and if declared by the board of directors, out of funds legally available therefor.

The holders of the Company’s common stock have sole voting rights, one vote for each share held of record, and are entitled upon liquidation of the Company to share ratably in the net assets of the Company available for distribution after payment of all obligations of the Company and after provision has been made with respect to each class of stock, if any, having preference over the common stock, currently including the Company’s preferred stock. Shares of the Company's common stock do not have cumulative voting rights and vote together with our preferred stock on all matters requiring stockholder approval. Therefore, the holders of a majority of the voting rights of the Company’s common stock (which will rest with the Series D preferred shareholders immediately following the mandatory conversion of the Series D preferred shares) may elect all of the directors of the Company, control its affairs and day-to-day operations. The shares of common stock are not redeemable and have no preemptive or similar rights. All outstanding shares of the Company's common stock are validly issued, fully paid for and non-assessable.

Since inception, the Company has not paid any cash dividends on its common stock.

Preferred Stock

The Company is authorized to issue a total of 5,000,000 shares of convertible preferred stock with such designations, rights, preferences and/or limitations as may be determined by the Board, and as expressed in a resolution thereof. Each share of preferred stock has voting rights equal to the equivalent number of common shares into which it is convertible.

F-25

FTE NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.	STOCKHOLDERS’ EQUITY, continued

Preferred Stock, continued

Dividend charges recorded during the years ended September 30, 2014 and 2013 are as follows:

	For the Years Ended
	September 30,
	2014	2013
Series
A	$50,038	$50,038
A-1	29,523	29,523
B	-	29,343	[1]
C-1	-	9,493
C-2	-	2,712
C-3	-	6,707
Total	$79,561	$127,816

Accrued dividends payable at September 30, 2014 and 2013 are comprised of the following:

	September 30,
	2014	2013
Series
A	$197,098	$147,060
A-1	154,583	125,060
B	187,197	187,197	[1]
C-1	56,743	56,743
C-2	13,962	13,962
C-3	15,834	15,834
Total	$625,417	$545,856

[1] – Prior to conversion to Series D.

Series A and Series A-1 Convertible Preferred Stock

The Company has designated 4,500 shares of Series A Convertible Preferred Stock (“Series A”) and 1,000 shares of Series A-1 Convertible Preferred Stock (“Series A-1”), of which 500 and 295 shares, respectively, are currently issued and outstanding. Holders of the Series A and Series A-1 are entitled to receive contractual cumulative dividends in preference to any dividend on the common stock at the rate of 10% per annum on the initial investment amount commencing on the date of issue. Such dividends are payable on January 1, April 1, July 1 and October 1 of each year.

The Series A and Series A-1 shares also contain a right of redemption in the event of liquidation or a change in control. The redemption feature provides for payment of a liquidation fee of 110% of the face value of the Series A shares and 125% of the face value of the series A-1 shares plus any accrued unpaid dividends in the event of bankruptcy, change of control, or any actions to take the Company private.

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FTE NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.	STOCKHOLDERS’ EQUITY, continued

Preferred Stock, continued

Series B Convertible Preferred Stock

The Company has designated 4,000 shares of Series B Convertible Preferred Stock (“Series B”), of which 0 shares are currently issued and outstanding. Holders of Series B are entitled to receive contractual cumulative dividends in preference to any dividend on the common stock (but subject to the rights of the previously issued series of preferred stock) at the rate of 6% per annum on the initial investment amount, commencing on the date of issue. Such dividends are payable on January 1, April 1, July 1 and October 1 of each year. The Series B shares also contain a right of redemption in the event of liquidation or a change in control. The redemption feature provides for payment of a liquidation fee of 125% of the face value plus any accrued unpaid dividends in the event of bankruptcy, change of control, or any actions to take the Company private. There are no shares of Series B currently issued or outstanding.

Series C-1, Series C-2 and Series C-3 Convertible Preferred Stock

The Company has designated 400, 2,000 and 110 shares of Series C-1 Convertible Preferred Stock (“Series C-1”), Series C-2 Convertible Preferred Stock (“Series C-2”) and Series C-3 Convertible Preferred Stock (“Series C-3), respectively. There are no shares of Series C-1, Series C-2 or Series C-3 currently issued or outstanding.

Holders of Series C-1, C-2 and C-3 would be entitled to receive contractual cumulative dividends in preference to any dividend on the common stock (but subject to the rights of the previously issued series of preferred stock) at the rate of 6% per annum on the initial investment amount, commencing on the date of issue. Such dividends would be payable on January 1, April 1, July 1 and October 1 of each year.

Series D Convertible Preferred Stock

The Company has designated 2,000,000 shares of Series D Convertible Preferred Stock (“Series D”), of which 1,693,981 shares are currently issued and outstanding as of September 30, 2014. Each share of Series D is convertible into 20 shares of the Company’s common stock, on a post-split basis, upon the filing of an Amendment to the Company’s Articles of Incorporation, implementing a reverse stock split.

Upon the declaration or distribution of any dividend to holders of common stock, holders of Series D are entitled to receive dividends equal to the amount of dividend that would have been payable to the holder had such holder converted the Series D to common on the record date for the determination of shareholders entitled to the distribution.

F-27

FTE NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.	STOCKHOLDERS’ EQUITY, continued

2013 Transactions

During the year ended September 30, 2013, the Company issued two-year warrants to purchase the equivalent of 163,370 shares of Series D preferred stock at a price of $0.003 per share in connection with a debt offering. The warrants had an aggregate relative fair value of $417,707.

During the year ended September 30, 2013, the Company issued 156,250 shares of Series D preferred stock in connection with the cashless exercise of warrants to purchase 163,370 shares of Series D preferred stock.

On December 4, 2012, the Company issued 255,474 shares of Series D preferred stock valued at $999,200 in connection with the acquisition of MDT Labor. In connection with the sale of MDT labor on June 19, 2013, 214,949 shares of Series D preferred stock valued at $841,320 were returned to the Company.

During the year ended September 30, 2013, the Company recognized $344,043 of share based compensation expense related to the grant of 88,502 Beacon Series D convertible preferred stock. 85,764 of the shares were granted to employees as $333,363 of compensation for services, and the remaining 2,738 shares were issued to vendors in exchange for services valued at $10,680.

During the year ended September 30, 2014, the Company sold an aggregate of 375,000 shares of Series D preferred stock to an investor for aggregate gross proceeds of $1,500,677, which resulted in aggregate net proceeds of $1,124,625 after deducting subscription receivables of $376,052.

The Beacon Merger resulted in Focus Venture Partners restating its stockholders’ deficiency on a recapitalization basis, such that all equity accounts are presented as if the recapitalization had occurred as of the beginning of the earliest period presented (see Note 1 – Description of Business and History – History).

During the year ended September 30, 2013, the Company accrued an additional $127,816 of preferred stock dividends (see Note 10 - Stockholders’ Equity – Preferred Stock).

2014 Transactions

During the first quarter of the fiscal year ended September 30, 2014, the Company granted 29,170 shares of Series D preferred stock valued at $116,680 as compensation. Employees were granted 12,500 of the shares and the remaining 16,670 shares were granted to vendors in exchange for services.

During the year ended September 30, 2014, the Company sold an aggregate of 414,800 shares of Series D preferred stock to an investor for aggregate gross proceeds of $1,659,200, which resulted in aggregate net proceeds of $613,600 after deducting subscription receivables of $472,499 and issuance costs of $573,101.

During the year ended September 30, 2014, the Company accrued an additional $79,561 of preferred stock dividends (see Note 10 - Stockholders’ Equity – Preferred Stock).

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FTE NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.	STOCKHOLDERS’ EQUITY, continued

Common Stock Warrants

There were no common stock warrants issued during the years ended September 30, 2014 and 2013.

A summary of the activity related to warrants for the purchase of the Company’s common stock during the years ended September 30, 2014 and 2013 is presented below:

			Weighted
		Weighted	Average
		Average	Remaining
	Number of	Exercise	Life	Intrinsic
	Warrants	Price	In Years	Value
Outstanding, September 30, 2012	10,918,074	$1.03
Issued	-	-
Exercised	-	-
Expired	(3,197,700)	1.20
Outstanding, September 30, 2013	7,720,374	$0.96
Issued	-	-
Exercised	-	-
Expired	(4,802,120)	1.00
Outstanding, September 30, 2014	2,918,254	$0.89	0.6	$-

Exercisable, September 30, 2014	2,918,254	$0.89	0.6	$-

The following table presents information related to stock warrants at September 30, 2014:

Common Stock Warrants Outstanding		Common Stock Warrants Exercisable
		Weighted
	Outstanding	Average	Exercisable
Exercise	Number of	Remaining Life	Number of
Price	Warrants	In Years	Warrants

$0.40	449,999	1.3	449,999
0.75	175,000	1.5	175,000
1.00	2,293,255	0.4	2,293,255
	2,918,254	0.6	2,918,254

F-29

FTE NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.	SUBSEQUENT EVENTS

Entry into a Factoring Agreement

On October 6, 2014, the Company entered into an exclusive Factoring Agreement ("the Gibraltar Agreement") with Gibraltar Business Capital, LLC (Gibraltar). The initial term of the Gibraltar Agreement is one year, and is renewable on a year to year basis. Unpaid accounts receivable purchased by Gibraltar cannot exceed $250,000 at any time. Under the terms of the Gibraltar Agreement, the Company receives on a recourse basis up to 85% of the net sale amount up front.

Stockholders’ Equity

In the first quarter of fiscal 2015, an investor purchased 195,918 shares of Series D preferred stock and the Company has recorded the $783,672 of gross proceeds as a subscription receivable.

On January 16, 2015, the Company granted 12,500 shares of its Series D to an existing note holder as incentive for forbearance on the note.

On February 13, 2015, the Company purchased the entire Member’s interest in ID Consulting Solutions, LLC, (“IDCS”) in exchange for $250,000 of cash. IDCS is a project management, engineering, and integration services company having revenue of approximately $6.6 million in 2014. Based on the Company’s preliminary valuation of the fair value of the net assets acquired, the $250,000 represents the estimated excess fair value of the assets acquired over the liabilities assumed and currently anticipates that no goodwill will be recognized from the acquisition. The Company has not completed its allocation of the fair value of the net assets acquired.

F-30

FTE NETWORKS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
	2014	2014
	(unaudited)
ASSETS
Current Assets:
Cash	$41,372	$1,254
Accounts receivable, net	2,792,072	1,904,770
Other current assets	595,598	654,618
Total current assets	3,429,042	2,560,642

Property and equipment, net	325,818	87,318
Deferred financing costs	60,000	-
Total Assets	$3,814,860	$2,647,960

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current Liabilities:
Accounts payable	4,235,691	3,357,647
Accrued expenses and other current liabilities	2,699,181	3,357,839
Notes payable, current portion	4,520,155	4,495,982
Notes payable, related party, current portion	497,604	497,604
Accrued lease termination costs	406,544	406,544
Accrued litigation costs	1,848,226	1,848,226
Total Current Liabilities	14,207,401	13,963,842
Notes payable, non-current portion	63,577	-
Total Liabilities	14,270,978	13,963,842

Commitments and contingencies

Stockholders' Deficiency:
Preferred stock; $0.01 par value, 5,000,000 shares authorized:
Series A convertible preferred stock, stated value $1,000,
4,500 shares designated and 500 shares issued and
outstanding at December 31, 2014 and September 30, 2014
(liquidation preference $1,259,608)	5	5
Series A-1 convertible preferred stock, stated value $1,000,
1,000 shares designated and 295 shares issued and
outstanding at December 31, 2014 and September 30, 2014
(liquidation preference $825,714)	3	3
Series D convertible preferred stock, stated value $4,
2,000,000 designated and 1,889,899 and 1,693,981 shares issued and outstanding at December 31, 2014 and September 30, 2014, respectively
(liquidation preference of $7,559,596)	18,899	16,940
Common stock; $0.001 par value, 70,000,000 shares
authorized; 39,987,080 shares issued and
outstanding at December 31, 2014 and September 30, 2014	39,987	39,987
Additional paid-in capital	1,692,050	930,227
Subscriptions receivable	(783,672)	(660,000)
Accumulated deficit	(11,423,390)	(11,643,044)
Total Stockholders' Deficiency	(10,456,118)	(11,315,882)
Total Liabilities and Stockholders' Deficiency	$3,814,860	$2,647,960

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-31

FTE NETWORKS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For the Three Months Ended
	December 31,
	2014	2013

Revenues, net of discounts	$2,944,035	$2,875,125
Cost of revenues	1,718,238	2,241,893
Gross Profit	1,225,797	633,232

Operating Expenses
Compensation expense	293,575	115,002
Selling, general and administrative expenses	359,280	162,951
Travel expense	60,530	36,542
Occupancy costs	37,558	54,898
Transaction expenses	-	46,777
Total Operating Expenses	750,943	416,170
Operating Income	474,854	217,062

Other (Expense) Income
Interest expense, net	(263,197)	(796,611)
Other income	7,997	-
Forgiveness of debt	-	2,748,158
Total Other (Expense) Income	(255,200)	1,951,547

Net Income	219,654	2,168,609

Preferred stock dividends	19,890	19,890
Net Income attributable to common shareholders	$199,764	$2,148,719

Earnings per share:
Basic	$-	$0.05
Diluted	$-	$0.05

Weighted average number of common shares outstanding:
Basic	39,987,080	39,987,080
Diluted	41,247,894	41,247,894

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-32

FTE NETWORKS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIENCY

FOR THE THREE MONTHS ENDED DECEMBER 31, 2014

(unaudited)

	Preferred Stock						Common Stock
	Series A Convertible		Series A-1 Convertible		Series D Convertible				Paid In	Subscriptions	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	Total

Balance, September 30, 2014	500	$5	295	$3	1,693,981	$16,940	39,987,080	$39,987	$930,227	$(660,000)	$(11,643,044)	$(11,315,882)

Collection of subscriptions receivable	-	-	-	-	-	-	-	-	-	660,000	-	660,000
Proceeds from sale of preferred shares, net	-	-	-	-	195,918	1,959	-	-	781,713	(783,672)	-	-
Dividends accrued on preferred stock	-	-	-	-	-	-	-	-	(19,890)	-	-	(19,890)
Net income	-	-	-	-	-	-	-	-	-	-	219,654	219,654

Balance, December 31, 2014	500	$5	295	$3	1,889,899	$18,899	39,987,080	$39,987	$1,692,050	$(783,672)	$(11,423,390)	$(10,456,118)

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-33

FTE NETWORKS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	For the Three Months Ended
	December 31,
	2014	2013
Cash flows from operating activities:
Net income	$219,654	$2,168,609
Adjustments to reconcile net income to net cash used in operating activities:
Amortization of deferred financing costs	-	481,782
Depreciation and amortization	9,562	8,161
Gain on forgiveness of debt	-	(2,748,158)
Changes in operating assets and liabilities:
Accounts receivable	(887,302)	354,711
Other current assets	59,020	188,022
Accounts payable and accrued liabilities	199,496	(665,540)
Due to related party	-	(104,560)
Net cash used in operating activities	(399,570)	(316,973)

Cash flows from investing activities:
Purchase of property and equipment	(153,893)	(1,070)
Net cash used in investing activities	(153,893)	(1,070)

Cash flows from financing activities:
Proceeds from issuance of notes payable	-	171,634
Proceeds from issuance of notes payable -related parties	-	195,500
Payments on notes payable	(6,419)	-
Proceeds from repayment of subscriptions receivable	600,000	-
Proceeds from sale of preferred stock, net	-	96,752
Net cash provided by financing activities	593,581	463,886

Net change in cash	40,118	145,843
Cash, beginning of period	1,254	32,754
Cash, end of period	$41,372	$178,597

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$94,443	$268,280

Non-cash financing activities:
Unpaid subscription for preferred shares	$783,672	$-
Repayment in kind of subscription receivable	$60,000	$-
Notes payable issued to finance equipment purchases	$94,169	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-34

FTE NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

1.	DESCRIPTION OF BUSINESS AND HISTORY

Overview

FTE Networks, Inc. (“FTE” or the “Company”) is a provider of international and regional telecommunications and technology systems and infrastructure services. FTE also offers managed information technology, telecommunications services, subscriber based services and staffing solutions through the following wholly owned subsidiaries:

•	FTE Network Services Inc. (“FTE Network Services”) specializes in the design, engineering, installation, and maintenance of all forms of telecommunications infrastructure. Services including engineering, consulting, design, installation in various categories including cabling, rack and stack, equipment installation and configuration, wiring build-outs, infrastructure build-outs, DC power installation, fiber placement, fiber cable splicing, and fiber testing.

•	FTE Wireless Service, LLC, offers wireless solutions to major wireless carriers including equipment installation, fiber backhaul, antennae installation and testing, small cell solutions, fiber-to-site and other turnkey solutions as needed by the clients.

•	FVP Worx is a multifaceted employment firm offering full service staffing solutions, specializing in telecommunications, technology and construction services industries.

2.	SUMMARY OF SIGNIFICANT POLICIES

Basis of Presentation – The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information. Accordingly, they do not include all of the information and disclosures required by US GAAP for annual financial statements. In the opinion of management, such statements include all adjustments (consisting only of normal recurring items) which are considered necessary for a fair presentation of the condensed consolidated financial statements of the Company as of December 31, 2014 and for the three months ended December 31, 2014 and 2013. The results of operations for the three months ended December 31, 2014 are not necessarily indicative of the operating results for the full year ending September 30, 2015 or any other period. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related disclosures of the Company as of September 30, 2014 and for the year then ended, which are included in this registration statement. All intercompany balances and transactions have been eliminated in consolidation.

F-35

FTE NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

2.	SUMMARY OF SIGNIFICANT POLICIES, continued

Liquidity and Going Concern - The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. For the three months ended December 31, 2014 and 2013, the Company has incurred negative cash flows from operations of approximately $0.4 million and $0.3 million, respectively. In addition, the Company has working capital deficiencies of $10.8 million and $11.4 million as of December 31, 2014 and September 30, 2014, respectively. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to the carrying amount and classification of recorded assets and liabilities should the Company be unable to continue operations. Management's plans are to continue to raise additional funds through the sales of debt or equity securities. Currently in process, management’s plans are to increase liquidity and enhance capital resources by completing negotiations for a $6 million asset-based line of credit which is in the final phases of the approval process and completion of refinancing $3.5 million of senior secured notes which will generate an approximate $1.45 million of availability to be used for expansion of the business. However, there is no assurance that additional financing will be available when needed or that management will be able to obtain and close financing on terms acceptable to the Company and whether the Company will become profitable and generate positive operating cash flow. If the Company is unable to raise sufficient additional funds, it will have to develop and implement a plan to further extend payables and reduce overhead until sufficient additional capital is raised to support further operations. There can be no assurance that such a plan will be successful.

Use of Estimates – The preparation of financial statements in conformity with US GAAP requires the Company to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. These estimates and judgments are based on historical information, information that is currently available to the Company and on various other assumptions that the Company believes to be reasonable under the circumstances. Actual results could differ from those estimates. The Company’s most significant estimates relate to its allowances for receivables, taxes and equity issuances.

Revenue and Cost of Goods Sold Recognition – Generally, including for the staffing business, revenue is recognized when all of the following criteria are met: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the price to the buyer is fixed or determinable, and (4) collectability is reasonably assured.

Due to the short term nature of the Company’s construction contracts, revenue is recognized once 100% of a contract segment is completed. A contract may have many segments, of which, once a segment is completed, the revenue for the segment is recognized when no further significant performance obligations exists. The Network’s construction contracts or segments of contracts typically range from several days to two to four months. Contract costs may be billed as incurred. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools and repairs. Selling, general and administrative costs are charged to expense as incurred. The Company begins recognizing revenue on a project as project costs are incurred. Costs may be incurred before the Company has persuasive evidence of an arrangement. In those cases, if recoverability from that arrangement is probable, the project costs are deferred and revenue recognition is delayed.

Provisions for losses on uncompleted contracts are made in the period such losses are known. Changes in job performance, job conditions and estimated profitability, including those arising from contract penalty provisions, changes in raw materials costs, and final contract settlements may result in revisions to revenue, costs and income and are recognized in the period in which the revisions are determined.

F-36

FTE NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

2.	SUMMARY OF SIGNIFICANT POLICIES, continued

Accounts Receivable and Allowance for Doubtful Accounts - The Company recognizes an allowance for doubtful accounts to ensure that accounts receivable are not overstated due to un-collectability. At the time accounts receivable are originated, the Company considers a reserve for doubtful accounts based on the creditworthiness of customers.

Aged accounts receivable are reviewed by management for collectability. The provision for uncollectible amounts is continually reviewed and adjusted to maintain the allowance at a level considered adequate to cover future losses. The allowance is management’s best estimate of uncollectible amounts and is determined based on historical performance that is tracked by the Company on an ongoing basis. The customer is billed after the job has been completed, inspected and approval is obtained by its customer. The segmentation of large contracts into small manageable jobs allows for a particular job to be completed, inspected and approved for payment by our customer, with this cycle taking approximately up to several weeks.  The payments terms are 30 days. As of December 31, 2014 and September 30, 2014, management has provided for an allowance for doubtful accounts of $267,998. Accounts receivable also includes retainage amounts of $44,666 as of December 31, 2014 and September 30, 2014. As of December 31, 2014 and September 30, 2014, the Company had factored receivables in the amount of $400,974 and $1,162,032.

Segment Reporting – The Company operates in the telecommunications infrastructure services industry and, effective May 8, 2014, entered the staffing industry. The Company’s staffing business is in the development stage and generated negligible revenues and expenses during the three months ended December 31, 2014. Consequently, the Company has concluded that the staffing business hasn’t risen to the level where it qualified as a separate segment. When, and if, the staffing business qualifies as a separate segment, the Company will commence segment reporting in accordance with US GAAP.

Earnings Per Share – Basic earnings per common share is computed by dividing net income attributable to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per common share is computed by dividing net income attributable to common shareholders by the weighted average number of shares of common stock outstanding during the period, increased to include the number of additional shares of common stock that would have been outstanding if potentially dilutive securities had been issued using the treasury stock method.

F-37

FTE NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

2.	SUMMARY OF SIGNIFICANT POLICIES, continued

Earnings Per Share, continued – The following table sets forth the computation of basic and diluted earnings per common share:

	For the Three Months Ended
	December 31,
	2014	2013

Numerator:
Net income	$219,654	$2,168,609
Preferred stock dividends	(19,890)	(19,890)
Net income attributable to common shareholders	$199,764	$2,148,719

Denominator:
Weighted average number of common shares outstanding - basic	39,987,080	39,987,080

Effect of dilutive securities:
Convertible preferred stock, Series A	667,169	667,169
Convertible preferred stock, Series A-1	393,645	393,645
Convertible debt	200,000	200,000
Total dilutive shares	1,260,814	1,260,814

Weighted average number of common shares outstanding - diluted	41,247,894	41,247,894

Earnings per share:
Basic	$0.00	$0.05
Diluted	$0.00	$0.05

The following securities are excluded from the calculation of weighted average dilutive common shares because they are not currently convertible, or because their inclusion would have been anti-dilutive:

	December 31,
	2014	2013

Convertible preferred stock, Series D [1]	755,959,600	500,004,400
Warrants	2,918,254	6,975,697
Total potentially dilutive shares	758,877,854	506,980,097

[1] The Series D preferred shares are convertible at a rate of 400 pre-split shares of common stock for each share of preferred stock but not until the Company has effected a sufficient increase in the authorized common shares.

F-38

FTE NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

2.	SUMMARY OF SIGNIFICANT POLICIES, continued

Concentration of Credit Risk – Financial instruments that potentially expose the Company to significant concentrations of credit risk consist principally of cash and accounts receivable. The Company places its cash with financial institutions with high credit ratings, maintaining balances below the $250,000 FDIC insured amount. The Company is subject to risk of nonpayment of its trade accounts receivable.

The Company’s customer base is highly concentrated. As of December 31, 2014, the Company’s two largest customers, Customer C and Customer A, represented 44% and 32% of accounts receivable, respectively. As of September 30, 2014, the Company’s two largest customers, Customer A and Customer B, represented 41% and 18% of accounts receivable, respectively.

Revenue may significantly decline if the Company were to lose one or more of its significant customers. For the three months ended December 31, 2014, the Company’s largest customer, Customer C, represented approximately 89% revenues. For the three months ended December 31, 2013, Company’s two largest customers, Customer A and Customer B, represented approximately 60% and 17% of revenues, respectively.

3.	NOTES PAYABLE

On November 21, 2014, the Company entered into a three-year note payable in the amount of $57,743 to purchase certain equipment. Pursuant to the terms of the note, the Company is required to make an initial payment in the amount of $1,859 and then is required to make monthly payments in the amount of $2,324 for 35 months. The note has an effective interest rate of approximately 26% per annum. As of December 31, 2014, $54,817 was outstanding under the loan.

On December 4, 2014, the Company entered into a three-year note payable in the amount of $36,426 to purchase certain equipment. Pursuant to the terms of the note, the Company is required to make monthly payments in the amount of $1,747. The note has an effective interest rate of approximately 41% per annum. As of December 31, 2014, $32,933 was outstanding under the loan.

The Company has suspended payments on all of its notes payable, pending completion of an anticipated refinancing. The holders of the Senior Secured Notes have agreed to forbear collection pending the outcome of such refinancing.

4.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

As of December 31, 2014 and September 30, 2014, Accrued Expenses and Other Current Liabilities were comprised of the following:

	December 31,	September 30,
	2014	2014
Accrued interest payable	$1,536,887	$1,368,134
Factoring advance receivable	289,316	984,236
Accrued dividends payable	645,307	625,417
Accrued work-in-process	14,479	227,369
Accrued wages	96,919	131,596
Other accrued expense	116,273	21,087
Total	$2,699,181	$3,357,839

F-39

FTE NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

5.	COMMITMENTS AND CONTINGENCIES

Property Lease Obligations

On October 1, 2014, the Company entered into a one year lease for 4,000 square feet of office space in Indianapolis, Indiana, at a monthly rent of $2,417.

Rental expense, resulting from property lease agreements, for the three months ending December 31, 2014 and 2013 was $34,656 and $48,426, respectively.

Entry into a Factoring Agreement

On October 6, 2014, the Company entered into an exclusive Factoring Agreement ("the Gibraltar Agreement") with Gibraltar Business Capital, LLC (Gibraltar). The initial term of the Gibraltar Agreement is one year, and is renewable on a year to year basis. Unpaid accounts receivable purchased by Gibraltar cannot exceed $250,000 at any time. Under the terms of the Gibraltar Agreement, the Company receives on a recourse basis advances of up to 85% of the net sale amount.

Accrued Litigation Expense

Legal Matters The Company is involved in litigation claims arising in the ordinary course of business. Legal fees and other costs associated with such actions are expensed as incurred. In addition, the Company assesses, in conjunction with its legal counsel, the need to record a liability for litigation and contingencies. The Company reserves for costs relating to these matters when a loss is probable and the amount can be reasonably estimated. The Company has an accrued expense in Commitments and Contingencies for the following legal matters, however, the amount of future accruals required associated with these claims, if any, cannot be determined with certainty.

Michael Martin and Paris Arey vs. Beacon Enterprise Solutions  Group, Inc. and MDT Labor, LLC

Jefferson County, Kentucky Circuit Court; Case No. 12CI-05572

Suit brought by former Beacon employees for claims for severance and change in control bonuses, breach of contract, wage claims, and other related employment matters.

Relief sought is approximately $570,000, which has been fully accrued for by the Company.

Parks v. Focus Fiber Solutions, et al. (the “WARN Act Case”)

E.D. Pa. No.: 5:2013-cv-04425-LS

and

Alexander v. Focus Fiber Solutions, et al. (the “FLSA Case”)

E.D. Pa. No.: 5:2014-cv-01681-LS

The Complaints allege violations of the Fair Labor Standards Act (“FLSA”), 29 U.S.C. § 201 et seq.

Claims for liability which Focus Fiber contends were assumed under a June 19, 2013 Asset Purchase Agreement and are the obligations of other parties and/or other individuals or entities. The liability for these claims are being pursued against other parties and/or other individuals or entities for ultimate liability.

Relief sought is approximately $200,000, which has been fully accrued for by the Company.

F-40

FTE NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

5.	COMMITMENTS AND CONTINGENCIES, continued

Accrued Litigation Expense, continued

Roadsafe Traffic Systems, Inc. v. Focus Fiber Solutions, LLC, et al vs. Zayo Group

Maricopa County Case No. CV2014-090231

Claim for payment for services which Focus Fiber contends were assumed under a June 19, 2013 Asset Purchase Agreement and are the obligations of other parties and/or other individuals or entities. The liability for this claims is being pursued against other parties and/or other individuals or entities for ultimate liability.

Relief sought is approximately $139,932, which has been fully accrued for by the Company.

Enterprise FM Trust v. Focus Venture Partners, Inc., et al.

District Court of Tulsa, Oklahoma, Case No. CJ 2013-05647

Claim for liability which Focus Fiber contends were assumed under a June 19, 2013 Asset Purchase Agreement and are the obligations of other parties and/or other individuals or entities. The liability for this claims is being pursued against other parties and/or other individuals or entities for ultimate liability.

The amount of the claim is approximately $118,869, which has been fully accrued for by the Company.

EAN Services, LLC v. Focus Fiber Solutions, LLC

District Court of Tulsa, Oklahoma, Case No. CJ 2013-05529

Claim for liability which Focus Fiber contends were assumed under a June 19, 2013 Asset Purchase Agreement and are the obligations of other parties and/or other individuals or entities. The liability for this claims is being pursued against other parties and/or other individuals or entities for ultimate liability.

The amount of the claim is approximately $819,425, which has been fully accrued for by the Company.

Additionally, the Company has fully reserved for the following two items as Accrued Lease Termination Costs.

Shorewood Packaging, LLC v. Optos Capital Partners, LLC.

Superior Court of New Jersey Law Div., Bergen County; Case No. BER-L-7469-13

Breach of Lease/Guarantee Claim for damages relative to a breach of lease agreement for the premises located at 1 Kero Road, Carlstadt, NJ 07072.

Relief sought is approximately $279,203 which has been fully accrued for by the Company.

Whitestar Properties, LLC v. Focus Venture Partners, Inc.

Lehigh County, PA; Case No. 2013-N-1466

Breach of Lease/Guarantee Claim for damages relative to lease agreement for the Premises located in Center Valley, PA

Relief sought is approximately $127,341 which has been fully accrued for by the Company.

F-41

FTE NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

6.	STOCKHOLDERS’ EQUITY

Preferred Stock

Dividend charges recorded during the three months ending December 31, 2014 and 2013 are as follows:

	For the Three Months Ended
	December 31,
	2014	2013
Series
A	$12,509	$12,509
A-1	7,381	7,381
B	-	-	[1]
C-1	-	-
C-2	-	-
C-3	-	-
Total	$19,890	$19,890

Accrued dividends payable at December 31, 2014 and September 30, 2014 are comprised of the following:

	December 31,	September 30,
	2014	2014
Series
A	$209,607	$197,098
A-1	161,964	154,583
B	187,197	187,197	[1]
C-1	56,743	56,743
C-2	13,962	13,962
C-3	15,834	15,834
Total	$645,307	$625,417

[1] – Prior to conversion to Series D.

First Quarter 2015 Transactions

In the first quarter of fiscal 2015, an investor purchased 195,918 shares of Series D preferred stock and the Company has recorded the $783,672 of gross proceeds as a subscription receivable.

F-42

FTE NETWORKS, INC. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

6.	STOCKHOLDERS’ EQUITY, continued

Warrants

There were no warrants issued during the three months ended December 31, 2014 and 2013.

A summary of the warrant activity during the three months ended December 31, 2014 is presented below:

Weighted
		Weighted	Average
		Average	Remaining
	Number of	Exercise	Life	Intrinsic
	Warrants	Price	In Years	Value
Outstanding, September 30, 2014	2,918,254	$0.89
Issued	-	-
Exercised	-	-
Expired	-	-
Outstanding, December 31, 2014	2,918,254	$0.89	0.4	$-

Exercisable, December 31, 2014	2,918,254	$0.89	0.4	$-

The following table presents information related to stock warrants at December 31, 2014:

Warrants Outstanding		Warrants Exercisable
		Weighted
	Outstanding	Average	Exercisable
Exercise	Number of	Remaining Life	Number of
Price	Warrants	In Years	Warrants

$0.40	449,999	1.0	449,999
0.75	175,000	1.2	175,000
1.00	2,293,255	0.2	2,293,255
	2,918,254	0.4	2,918,254

7.	SUBSEQUENT EVENTS

Stockholders’ Equity

On January 16, 2015, the Company granted 12,500 shares of its Series D to an existing note holder as incentive for forbearance on the note.

On February 13, 2015, the Company purchased the entire Member’s interest of ID Consulting Solutions, LLC, (“IDCS”) in exchange for $250,000 of cash. IDCS is a project management, engineering, and integration services company having revenue of approximately $6.6 million in 2014. Based on the Company’s preliminary valuation of the fair value of the net assets acquired, the $250,000 represents the estimated excess fair value of the assets acquired over the liabilities assumed and currently anticipates that no goodwill will be recognized from the acquisition. The Company has not completed its allocation of the fair value of the net assets acquired.

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